SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNITEDGLOBALCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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UNITEDGLOBALCOM, INC.

4643 S. Ulster Street, Suite 1300

Denver, Colorado 80237

October 18, 2004

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of UnitedGlobalCom, Inc. (“United”), which will be held at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado, on Monday, November 15, 2004, at 2:00 p.m. local time. A notice of the annual meeting, a proxy card, a Proxy Statement containing important information about the matters to be acted upon at the annual meeting, and United’s Annual Report for the year ended December 31, 2003, are enclosed.

You will be asked at the annual meeting to consider and vote upon (i) the election of three directors of United to serve until the 2007 annual meeting of stockholders, and, in each case, until their successors are elected and qualified, (ii) an amendment to increase the number of shares of United’s Class A common Stock reserved for issuance under its Equity Incentive Plan by 20,000,000 shares, (iii) the ratification of the appointment of KPMG LLP to serve as independent auditor for United for the fiscal year ending December 31, 2004; and (iv) the transaction of such other business as may properly come before the annual meeting.

The Board of Directors believes the proposals delineated above are in the best interest of United and its stockholders. The Board of Directors recommends that the stockholders vote in favor of the proposals presented in the enclosed Proxy Statement.

Whether or not you are personally able to attend the annual meeting, it is important that your shares are represented and voted at the meeting. Your shares may be voted by returning the enclosed proxy card or, if you hold shares of Class A common stock, your shares may be voted by telephone or via the Internet. Any of the foregoing actions will not limit your right to vote in person if you do wish to attend the meeting and vote personally.

Yours truly,

Michael T. Fries

Chief Executive Officer

and President

UNITEDGLOBALCOM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on November 15, 2004

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (including any adjournment or postponement thereof, the “Meeting”) of UnitedGlobalCom, Inc., a Delaware corporation (“United”), will be held at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado on Monday, November 15, 2004 at 2:00 p.m. local time for the following purposes:

(i) the election of three directors of United to serve until the 2007 annual meeting of stockholders and, in each case, until their successors are elected and qualified;

(ii) the approval of an amendment to increase the number of shares of United’s Class A common stock reserved for issuance under its Equity Incentive Plan by 20,000,000 shares;

(iii) the ratification of the selection of KPMG LLP to serve as independent auditor for United for the fiscal year ending December 31, 2004; and

(iv) the transaction of such other business as may properly come before the Meeting.

Holders of record of United’s Class A common stock, Class B common stock, and Class C common stock at the close of business on September 28, 2004, the record date of the Meeting, will be entitled to notice of the Meeting and to vote at the Meeting. On all matters, holders of the Class A common stock, Class B common stock and Class C common stock vote as a single class, subject to the provisions of United’s Restated Certificate of Incorporation. A list of stockholders entitled to vote at the Meeting will be available at United’s office for review by any stockholder, for any purpose germane to the Meeting, for at least 10 days prior to the Meeting.

Shares can only be voted at the Meeting if the holder is present or represented by proxy. If you do not expect to attend the Meeting and you hold shares of Class A common stock, you may vote your shares in a number of ways. You may mark your votes, date and sign the enclosed proxy card and return it promptly in the accompanying, postage prepaid envelope. If you have shares of Class A common stock registered in your own name, you may choose to vote those shares via the Internet at www.eproxy.com/ucoma or you may vote telephonically, within the U.S. and Canada only, by calling 1-800-435-6710 (toll free). Such proxy action or voting by telephone or Internet does not affect your right to vote in person in the event you attend the Meeting. If your shares of Class A common stock are registered in street name, however, you will need a written representation from your broker as to your stockholder status in order to vote in person at the Meeting. Such representation is not necessary to attend the Meeting.

For stockholders of Class B common stock or Class C common stock, the shares can only be voted at the Meeting if the holder is present or represented by proxy. If you do not expect to attend the Meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly in the accompanying postage prepaid envelope so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Such proxy action does not affect your right to vote in person in the event you attend the Meeting.

This Notice and the accompanying Proxy Statement and proxy card are first being mailed to stockholders of United on or about October 25 2004.

BY ORDER OF THE BOARD OF DIRECTORS

Ellen P. Spangler

Secretary

Denver, Colorado

October 18, 2004

PLEASE COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR, IF YOU HOLD SHARES OF CLASS A COMMON STOCK, VOTE BY TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

UNITEDGLOBALCOM, INC.

4643 South Ulster Street, Suite 1300

Denver, Colorado 80237

PROXY STATEMENT

We are furnishing this Proxy Statement to holders of Class A common stock, Class B common stock, and Class C common stock, each $.01 par value per share (collectively, the “Common Stock”), of UnitedGlobalCom, Inc., a Delaware corporation (“United”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting of United’s stockholders or at any adjournment or postponement thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Time and Place; Purposes

The Meeting will be held at 2:00 p.m. local time on November 15, 2004, at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado. At the Meeting, stockholders will be asked to consider and vote upon the following proposals: (i) the election of three directors of United to serve until the 2007 annual meeting of stockholders and, in each case, until their successors are elected and qualified (the “Election of Directors Proposal”); (ii) an amendment to increase the number of shares of United’s Class A common stock reserved for issuance under its Equity Incentive Plan effective September 1, 2003, by 20,000,000 shares (the “Incentive Plan Proposal”); (iii) the ratification of the selection of KPMG LLP to serve as independent auditor for United for the fiscal year ending December 31, 2004 (the “Auditors Proposal”); and (iv) the transaction of such other business as may properly come before the Meeting.

This Proxy Statement and the accompanying Notice and proxy card are first being mailed to stockholders of United on or about October 25, 2004.

Voting Rights; Record Date

Our Board has fixed the close of business on September 28, 2004 (the “Record Date”), as the record date for the determination of holders of our Common Stock entitled to receive notice of and to vote at the Meeting. Accordingly, only holders of record of shares of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, we had outstanding and entitled to vote at the Meeting 387,215,053 shares of Class A common stock, 10,493,461 shares of Class B common stock and 385,828,203 shares of Class C common stock. The Class A common stock, Class B common stock and Class C common stock vote together as a single class on all matters, except where otherwise required by the Delaware General Corporation Law or our Restated Certificate of Incorporation. Each share of Class A common stock has one vote and each share of Class B common stock and of Class C common stock has ten votes on each matter on which holders of shares of such classes are entitled to vote at the Meeting.

The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The Directors are elected by a plurality of the combined voting power of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting, voting as a single class. By way of illustration, if there are three vacancies then the three director nominees receiving the most votes will fill the vacancies. The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Common Stock entitled to vote at the Meeting, represented in person or by proxy, is required to approve the Incentive Plan Proposal and the Auditors Proposal.

With respect to the Election of Directors Proposal, our stockholders may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to the Incentive Plan Proposal and the Auditors Proposal, our stockholders may vote in favor of or against each proposal.

Proxies

All shares of Common Stock represented by properly executed proxies received or, with respect to holders of Class A common stock, proxies received by following the instructions for voting by telephone or via the Internet, prior to or at the Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR each of the nominees named in the Election of Directors Proposal, FOR the Incentive Plan Proposal and FOR the Auditors Proposal. The Election of Directors Proposal, the Incentive Plan Proposal and the Auditors Proposal are the only matters scheduled to be acted upon at the Meeting. As to any other matter, which may properly come before the Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Meeting, will not be voted and, with respect to the Incentive Plan Proposal and the Auditors Proposal or any other proposal not involving the election of Directors, will have the same effect as a vote cast against such proposal to which such instruction is indicated. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at the Meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the Meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal.

A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of United a signed notice of revocation or a later dated signed proxy or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. For votes submitted by telephone or via the Internet, follow the instructions concerning revocations. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received by UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado, 80237, Attention: Secretary, at or before the start of the Meeting.

The cost, if any, of solicitation of proxies will be paid by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Change in Control

Liberty Media Corporation (“LMC”) entered into an agreement on August 18, 2003, to acquire all outstanding shares of Class B common stock, comprised of 8,198,016 shares, from certain of our founding stockholders (the “Founders”) for stock of LMC and cash. On January 5, 2004, LMC completed this transaction (the “Founders Transaction”). On May 21, 2004, LMC contributed substantially all of its shares in our Common Stock to Liberty Media International, Inc. (“LMI”), which at that time was a wholly-owned subsidiary of LMC. On June 7, 2004, LMC distributed all of the capital stock of LMI to LMC’s stockholders in a spin-off.

Annual Report

A copy of our Annual Report for the year ended December 31, 2003, which Report includes the consolidated financial statements of United for the fiscal year ended December 31, 2003, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Meeting. Such Report does not form any part of the material for solicitation of proxies.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. United will promptly deliver a separate copy of this document to you if you call or write United at the following address or phone number: 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, phone (303) 770-4001, Attention: Investor Relations Department. If you prefer to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 31, 2004, information concerning the beneficial ownership of all classes of Common Stock by (i) each stockholder who is known by United to own beneficially more than 5.0% of any class of the outstanding Common Stock at such date, (ii) each of the directors and nominees, (iii) each of the named executive officers, and (iv) all of the directors and executive officers as a group. At the election of the holder, shares of Class B common stock are convertible immediately into shares of Class A common stock on a one-for-one basis. Also, at the election of the holders, shares of Class C common stock are convertible into either shares of Class A common stock or shares of Class B common stock. LMI owns approximately 53% of our common stock, representing approximately 90% of our voting power. As a result, LMI has the ability to elect our entire board of directors and otherwise to generally control us.

Shares issuable within 60 days upon exercise of options, conversion of convertible securities (other than Class B and Class C common stock which are convertible into shares of Class A common stock), exchange of exchangeable securities or upon vesting of restricted stock awards are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. So far as United knows, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated below and in the notes to the table. The number of shares indicated as owned by all of the executive officers and directors (including director nominees) of United, includes interests in shares held by the trustee of United’s defined contribution 401(k) plan (“401(k) Plan”) as of June 30, 2004. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by the 401(k) Plan fiduciary. Unless otherwise specified, the business address for each of the beneficial owners and management members below is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237.

Beneficial Ownership of United

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Percent of Voting Power
Robert R. Bennett	Class A Common	196,936	(2)(3)	*	*

Charles H.R. Bracken	Class A Common	—		—	—

John P. Cole, Jr.	Class A Common	369,059	(4)	*	*

John W. Dick	Class A Common	39,583	(5)	*	*

Bernard G. Dvorak	Class A Common	1,407	(6)	*	*

Michael T. Fries	Class A Common	2,425,704	(7)	*	*

Paul A. Gould	Class A Common	168,480	(8)	*	*

Gary S. Howard	Class A Common	68,750	(2)	*	*

David B. Koff	Class A Common	—		—	—

John C. Malone	Class A Common	190,416	(4)	*	*

Gene Musselman	Class A Common	8,215		*	*

Shane O’Neill	Class A Common	—		—	—

Gene W. Schneider	Class A Common	2,046,063	(9)	*
	Class B Common	2,900,702	(10)	21.7%

	Total	4,946,765			*

Mark L. Schneider	Class A Common	1,309,396	(11)	*	*

Frederick G. Westerman III	Class A Common	945,601	(12)	*	*

All directors and executive officers as a group	Class A Common	7,768,898		2.0%
	Class B Common	2,900,702		21.7%

	Total	10,669,600			*

Liberty Media International, Inc.(13)	Class A Common	29,415,319		7.6%
	Class B Common	10,493,461		100%
	Class C Common	377,461,951		97.8%

	Total	417,370,731			89.8%

Capital Research and Management Company(14)	Class A Common	42,223,890		10.9%	*

*	Less than 1%.

(1)	The figures for the percent of number of shares of each class are based on 387,718,744 shares of Class A common stock (after elimination of treasury shares and shares of United held by its subsidiaries), 10,493,461 shares of Class B common stock (after elimination of treasury shares) and 385,828,203 shares of Class C common stock, respectively, outstanding on August 31, 2004.

(2)	Includes 68,750 shares of Class A common stock that are subject to presently exercisable options.

(3)	Includes 128,186 shares of Class A common stock owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his spouse.

(4)	Includes 190,416 shares of Class A common stock that are subject to presently exercisable options.

(5)	Includes 39,583 shares of Class A common stock that are subject to presently exercisable options.
(6)	Includes 61 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Dvorak.

(7)	Includes 2,400,000 shares of Class A common stock that are subject to presently exercisable options and 7,341 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Fries. Also includes 210 shares of Class A common stock held by his spouse.

(8)	Includes 18,750 shares of Class A common stock that are subject to presently exercisable options.

(9)	Includes 1,768,107 shares of Class A common stock that are subject to presently exercisable options and 9,142 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Schneider. Also includes 712 shares of Class A common stock held by a trust of which Mr. Schneider is a beneficiary and a trustee and 66 shares of Class A common stock held by his spouse. Mr. Schneider disclaims beneficial ownership of the shares held by such trust. The number of shares of Class A common stock in the table do not reflect the conversion of shares of Class B common stock by Mr. Schneider.

(10)	Includes 2,900,702 shares of Class B common stock that are subject to presently exercisable options.

(11)	Includes 1,000,000 shares of Class A common stock that are subject to presently exercisable options and 6,862 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Schneider. Also includes 712 shares of Class A common stock held by a trust of which Mr. Schneider is a beneficiary and a trustee. Mr. Schneider disclaims beneficial ownership of the shares held by such trust

(12)	Includes 940,000 shares of Class A common stock that are subject to presently exercisable options and 5,601 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Westerman.

(13)	The number of shares of Class A common stock, Class B common stock and Class C common stock in the table is based upon the Schedule 13D filed June 7, 2004, by LMI. The address of LMI is 12300 Liberty Boulevard, Englewood, Colorado 80112. Robert R. Bennett, David B. Koff and John C. Malone, all directors of United, and Bernard G. Dvorak, a director nominee, are also officers and/or directors of LMI. The number of shares of Class A common stock and Class B common stock in the table do not reflect the conversion of shares of Class B common stock and Class C common stock by LMI.

(14)	The number of shares of Class A common stock in the table is based upon Amendment No. 7 to the Schedule 13G dated February 10, 2004, filed by Capital Research and Management Company (“Capital Research”) and The Growth Fund of America, Inc. (“GFA”) with respect to the Class A common stock. Capital Research, an investment advisor, is the beneficial owner of 42,223,890 shares of Class A common stock, as a result of acting as investment advisor to various investment companies. GFA, an investment company advised by Capital Research, is the beneficial owner of 18,540,000 shares of Class A common stock. The Schedule 13G reflects that Capital Research has no voting power over said shares and sole dispositive power over the shares of Class A common stock and that GFA has sole voting power over its shares but no dispositive power. The address of Capital Research and GFA is 333 South Hope Street, Los Angeles, California 90071.

No equity securities in our parent or any of our subsidiaries, including directors’ qualifying shares, are owned by any of our executive officers, directors or director nominees, except for the following. LMI, a publicly traded company, is our majority stockholder. The following table sets forth information concerning the beneficial ownership by our directors and named executive officers in shares of Series A common stock and shares of Series B common stock of LMI as of August 31, 2004, and within 60 days thereof with respect to stock options.

Beneficial Ownership of LMI

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)
Robert R. Bennett	LMI Series A	239,662	(2)
	LMI Series B	576,722	(3)

Bernard G. Dvorak	LMI Series A	350	(4)

Michael T. Fries	LMI Series A	11,437

Paul A. Gould	LMI Series A	101,340	(5)
	LMI Series B	36,709

Gary S. Howard	LMI Series A	389,159	(6)

David B. Koff	LMI Series A	133,507	(7)

John C. Malone	LMI Series A	1,001,409	(8)
	LMI Series B	8,502,661	(9)

Gene Musselman	LMI Series A	104

Gene W. Schneider	LMI Series A	524,213	(10)

Mark L. Schneider	LMI Series A	13,084	(11)

All directors and executive officers as a group	LMI Series A	2,413,110
	LMI Series B	9,116,092

(1)	On an individual basis, none of the persons listed own greater than 1% of LMI’s outstanding Series A common stock or LMI’s outstanding Series B common stock, except for Mr. Malone. The LMI Securities beneficially owned by Mr. Malone represent approximately 92% of LMI’s outstanding Series B common stock, which together with his shares of LMI Series A common stock represents approximately 33% of the voting power of LMI. As a group, the officers and directors listed beneficially own approximately 1.4% of LMI’s Series A common stock and approximately 93% of LMI’s Series B common stock, which collectively represents approximately 35.1% of the voting power of LMI.

(2)	Includes 75,084 shares owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his spouse, 1,666 shares held by the trustee of the 401(k) savings plan of LMC, and stock options for 12,010 shares that are currently exercisable or will be in the next 60 days.

(3)	Includes 24 shares owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his spouse, and stock options for 576,698 shares are currently exercisable or will be in the next 60 days.

(4)	Includes stock options for 350 shares that are currently exercisable or will be in the next 60 days.

(5)	Includes stock options for 550 shares that are currently exercisable or will be in the next 60 days.

(6)	Includes 2,313 shares held by the trustee of the 401(k) savings plan of LMC and 20,940 shares held by a Grantor Retained Annuity Trust. Also includes 614 shares owned by his spouse to which Mr. Howard disclaims beneficial ownership and 11,108 shares owned by his spouse and held by a Grantor Retained Annuity Trust to which Mr. Howard disclaims beneficial ownership and stock options for 302,640 shares that are currently exercisable or will be in the next 60 days.

(7)	Includes 1,250 shares that are restricted and not yet vested, 679 shares held by the trustee of the 401(k) savings plan of LMC, and stock options for 122,415 shares that are currently exercisable or will be in the next 60 days.

(8)	Includes 90,303 shares owned by his spouse, to which Mr. Malone disclaims beneficial ownership. Also includes an aggregate of 48,000 shares held by irrevocable trusts in which Mr. Malone retains certain rights and 198 shares held by a trust to which Mr. Malone is the sole trustee and, with his spouse, retains a unitrust interest in such trust. Also includes 47,213 shares held by the trustee of the 401(k) savings plan of LMC and stock options for 221 shares that are currently exercisable or will be in the next 60 days.

(9)	Includes 204,566 shares owned by his spouse, to which Mr. Malone disclaims beneficial ownership. Also includes an aggregate of 110,148 shares held by irrevocable trusts in which Mr. Malone retains certain rights and, 1,036,028 shares held by a trust to which Mr. Malone is the trustee, and stock options for 1,965,665 shares that are currently exercisable or will be in the next 60 days.

(10)	Includes 199,261 shares held by G. Schneider Holdings, LLLP to which Mr. Schneider is the general partner, 1,155 shares held by a trust of which Mr. Schneider is a beneficiary and a trustee; 1,577 shares held by his spouse, and an aggregate of 1,555 shares held by separate trusts for the benefit of his children and two of his grandchildren, respectively, to which Mr. Schneider is the sole trustee.

(11)	Includes 1,155 shares held by a trust of which Mr. Schneider is a beneficiary and a trustee.

LMI currently owns 100% of the outstanding shares of our Class B common stock and 97.8% of the outstanding shares of our Class C common stock, which, together with the shares of our Common Stock owned by LMI, represents approximately 53.2% of the outstanding shares of our Class A common stock and approximately 89.8% of the total voting power of our common stock. LMI has the ability to elect our entire board of directors and otherwise to generally control us. LMI has sufficient voting power, without the vote of any other stockholder, to determine the outcome of any action presented to a vote of our stockholders, including the approval of extraordinary corporate transactions and amendments to our Restated Certificate of Incorporation and Bylaws. The interests of LMI may diverge from our interests, and it may be in a position to cause or require us to act in a way that is inconsistent with the general interests of the holders of our common stock.

On January 5, 2004, LMI’s then parent company LMC entered into a new standstill agreement with us that generally limits LMC’s ownership of our common stock to 90% or less, unless LMC makes an offer or effects another transaction to acquire all of our common stock. Expect in the case of a short-form merger in which our stockholders are entitled to statutory appraisal rights, such offer or transaction must be at a price at or above a fair value of our shares determined through an appraisal process if a majority of our independent directors has voted against approval or acceptance of such transaction. On May 21, 2004, LMC contributed substantially all of its shares of our Common Stock to LMI, which at that time was a wholly-owned subsidiary of LMC. On June 7, 2004, LMC distributed all of the capital stock of LMI to LMC’s stockholders in a spin-off. Pursuant to an Assignment and Assumption Agreement between LMC and LMI, dated May 21, 2004, LMC assigned to LMI all of LMC’s rights and obligations with respect to the standstill agreement between us and LMC.

Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2003:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders	46,752,962	$5.9020	9,080,230
Equity compensation plans not approved by security holders	—	—	—
Total	46,752,962	$5.9020	9,080,230

(1)	Of the securities reported, only 7,806,987 of the vested options have an exercise price less than the fair market value of our Class A common stock on December 31, 2003. Upon LMI’s acquisition of our controlling interests on January 5, 2004, all unvested options vested and 12,398,422 of the vested options had an exercise price less than the fair market value of our Class A common stock on such date. No stock appreciation rights are vested as of December 31, 2003 or January 5, 2004.

(2)	In general, the holders of stock appreciation rights will receive the difference between the base price and the fair market value of our Class A common stock on the date of exercise. Of the securities reported, however, the holders of stock appreciation rights for 5,042,635 will only receive the difference between the base price and the lesser of $5.44 or the fair market value of our Class A common stock on the date of exercise. In January 2004, we adjusted the base price and the $5.44 limit by reducing such amounts by $0.87 as a result of the dilution caused by our subscription rights offering, which closed in February 2004. Upon exercise of stock appreciation rights, such differences will be paid in cash or shares of Class A common stock or a combination thereof as determined by United at time of exercise.

For further discussion of the material features of our plans, see “Stock Option Plans and Other Compensatory Policies” and “Compensation of Directors”.

PROPOSAL 1—Election of Directors

General

United’s Board of Directors has ten members. Our Restated Certificate of Incorporation provides for a classified Board of Directors of three classes, which may have the effect of deterring hostile takeovers or delaying changes in control or management of United. Through their ownership of Class B and Class C common stock, LMI and its affiliates control the election of the Directors.

The Class II directors, whose terms expire at the Meeting, include Messrs. Bennett, Koff and M. Schneider. The Class I directors, whose terms expire at the 2006 annual stockholders’ meeting, include Messrs. Dick, Gould and Howard. The Class III directors, whose terms expire at the 2005 annual stockholders’ meeting, include Messrs. Cole, Fries, Malone and G. Schneider. Each director elected at each such meeting will serve for a term ending on the date of the third annual stockholders’ meeting after his election or until his successor shall have been duly elected and qualified.

Proxies are solicited in favor of the nominees for the Class II directors named below with the term of office of each to continue until the 2007 annual stockholders’ meeting. The persons named in the accompanying proxy will vote for the election of the three nominees, with the term of office of each to continue as stated above or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. In the event that any of the nominees should be unable to serve as a director, an event that United does not presently anticipate, votes will be cast for the election of such other person, if any, designated by the Board, or if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy.

The following lists the three nominees for election as directors of United, two of whom are currently directors of United, and the seven directors of United whose term of office will continue after the Meeting, including the age of each person, the position with United or principal occupations of each person, certain other directorships held and the year each person became a director of United. The number of shares of common stock beneficially owned by each such person as of August 31, 2004, is set forth in “Security Ownership of Certain Beneficial Owners and Management” above.

Nominees for Election as Directors

Robert R. Bennett, 46, became a director of United in January 2002. He also serves as a director of various subsidiaries of United and since March 2004, as a director and Vice Chairman of LMI. Mr. Bennett has served as President and Chief Executive Officer of LMC since April 1997. He has held various executive positions with LMC since its inception in 1990. Mr. Bennett served as Executive Vice President of Tele-Communications, Inc. (“TCI”) from April 1997 to March 1999. Mr. Bennett is also a director of LMC and OpenTV Corp.

Bernard G. Dvorak, 44, will become a director of United upon his election at the Meeting. Mr. Dvorak has served as Senior Vice President and Controller of LMI since March 2004. From July 2002 until May 17, 2004, Mr. Dvorak served as Senior Vice President, Chief Financial Officer and Treasurer of On Command Corporation, a subsidiary of LMC. Mr. Dvorak was the Chief Executive Officer and member of the board of directors of Formus Communications, Inc. (“Formus”), a provider of fixed wireless services in Europe, from September 2000 until June 2002, and, from April 1999 until September 2000, he served as Chief Financial Officer of Formus.

David B. Koff, 45, became a director of United in August 2003. He also serves as a director of various subsidiaries of United and since March 2004 as a Senior Vice President of LMI. Mr. Koff previously served as a Senior Vice President of LMC from February 1998, and as the Vice President—Corporate Development of LMC from August 1994 to February 1998.

The Board recommends a vote FOR each nominee under the Election of Directors Proposal.

Class I Directors Whose Terms Expire in 2006

John W. Dick, 66, became a director of United in March 2003, and served as a member of the UPC Supervisory Board from May 2001 to September 2003, and a director of UGC Europe from September 2003 to January 2004. He is the non-executive Chairman and a director of Hooper Industries Group, a privately held U.K. group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special/bodied Rolls-Royce and Bentley motorcars) and Hooper Industries (China) (providing industrial products and components to Europe and the U.S.). Until 2002, Hooper Industries Group also held Metrocab UK (manufacturing London taxicabs) and Moscab (a joint venture with the Moscow city government, producing left-hand drive Metrocabs for Russia). Mr. Dick has held his positions with Hooper Industries Group since 1984. Mr. Dick is also a director of Austar United Communications Limited (“Austar United”).

Paul A. Gould, 58, became a director of United in January 2004. Mr. Gould also serves as a Managing Director of Allen & Company LLC, an investment banking services company, and has been associated with Allen & Company and its affiliates for more than the last five years. Mr. Gould is also a director of Ampco-Pittsburgh Corporation and LMC.

Gary S. Howard, 53, became a director of United in January 2002. He also has served as a director of LMI from May 2004 to June 2004. Mr. Howard has served as Executive Vice President and Chief Operating Officer of LMC from July 1998 to February 2004. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999, as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999, and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is a director of LMC and Intelsat, Ltd.

Class III Directors Whose Terms Expire in 2005

John P. Cole, Jr., 74, became a director of United in January 2002. Mr. Cole also served as a director of Old UGC from March 1998 to June 2002 and as a member of the UPC Supervisory Board from February 1999 to September 2003. Mr. Cole is a founder of the Washington, D.C. law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law. Over the years Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission and U.S. Courts, reflecting the development of the cable television industry.

Michael T. Fries, 41, became Chief Executive Officer of United in January 2004. Mr. Fries has served as President and a director of United since February 2001 and served as Chief Operating Officer of United from September 2001 to January 2004. Mr. Fries has also served as President and Chief Operating Officer of Old UGC from September 1998 to September 2003, and served as a director of that company from November 1999 to June 2002. In addition, he serves or has served as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board from September 1998 until September 2003, and as Chairman thereof from February 1999 until September 2003; a member of the Priority Telecom Supervisory Board since November 2000; and President of United Latin America, Inc. (“ULA”) since 1998 and a director thereof since 1999. Mr. Fries has been with United and its predecessors since 1990. Mr. Fries is also a director of Austar United.

John C. Malone, 63, became a director of United in January 2002. Mr. Malone also served as a director of Old UGC from November 1999 to June 2002. He has served as the President, Chief Executive Officer, Chairman of the Board and a director of LMI since March 2004. Mr. Malone has served as Chairman of the Board of LMC since 1990. Mr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Mr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Mr. Malone is a director of LMC and The Bank of New York.

Gene W. Schneider, 78, became Chairman of United at its inception in February 2001. From February 2001 until January 2004, Mr. Schneider also served as Chief Executive Officer of United. Mr. Schneider served as Chairman of Old UGC from May 1989 to September 2003, and served as Chief Executive Officer of that company from 1995 until September 2003. Mr. Schneider has served as an officer and/or director of various direct and indirect subsidiaries of United. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board, and an advisor to the Supervisory Board of UPC from 1999 until September 2003. Mr. Schneider has been with United and its predecessors since 1989. Mr. Schneider is also a director of Austar United.

Gene W. Schneider is the father of Mark L. Schneider. No other family relationships exist between any other named executive officer or director of United.

Committees and Meetings

Audit Committee.    The Audit Committee operates under a Charter adopted by our Board. The members of the Audit Committee are Messrs. Cole, Dick (since his appointment on March 14, 2003) and Gould (since his appointment on January 5, 2004), all of whom are independent as required by the Audit Committee Charter and the listing standards of the National Association of Securities Dealers. In addition, the Board has determined that Mr. Dick is a financial expert. The Board established the Audit Committee on January 30, 2002. The Audit Committee is charged with reviewing and monitoring our financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by our independent auditor and to make such recommendations to the Board as may seem appropriate to the Audit Committee to assure that our interests are adequately protected and to review and approve all related party transactions (other than transactions involving LMI and LMC) and potential conflict-of-interest situations. In addition, the Audit Committee, among other things, selects the external auditors, reviews the independence of external auditors, monitors compliance with our internal controls and approves non-audit services performed by the external auditors. The Audit Committee held 13 meetings during the year ended December 31, 2003. The Audit Committee’s report for 2003 is included in this Proxy Statement. A copy of the Audit Committee’s Charter was included as an Exhibit to the Proxy Statement for our 2003 annual stockholders meeting.

Compensation Committee.    On January 5, 2004, the Board elected a new Compensation Committee consisting of Messrs. Bennett, Cole, Dick and Malone. Prior to that, the Compensation Committee had consisted of all outside directors of United. Because we are a controlled company as noted below under “Nominating Committee and Process,” we are exempt from the Nasdaq requirement to have the compensation of our executive officers determined solely by independent directors. The Compensation Committee administers our employee equity incentive plans, and in this capacity approves all incentive grants to our executive officers and management under United’s equity incentive plans, except for certain option grants that are approved only by our independent members of the Compensation Committee. It also makes recommendations to the Board with respect to the compensation of our Chairman of the Board and approves the compensation paid to the Chief Executive Officer and other senior executives. The Committee held four meetings during the year ended December 31, 2003. The Committee’s report for 2003 is included in this Proxy Statement.

Executive Committee.    In October 2003, the Board established an Executive Committee to act with full power and authority between meetings of the Board. Notwithstanding the foregoing, the Executive Committee cannot take any action limited by United’s bylaws or by Delaware corporate law. The members of the Executive Committee are Robert R. Bennett, Michael T. Fries and John C. Malone. The Executive Committee held no meetings during the year ended December 31, 2003.

Related Party Transaction Committee.    In February 2004, the Board established the Related Party Transaction Committee consisting of two of its independent directors John P. Cole and John Dick. The Related Party Transaction Committee is responsible for reviewing and approving all related party transactions involving LMI and LMC.

Code of Ethics.    The Board initially approved our code of ethics on March 14, 2003, which was amended and restated on March 11, 2004. The code of ethics applies to our and our affiliates’ Chief Executive Officers and senior financial officers and is posted on our website at www.unitedglobal.com. We intend to satisfy our disclosure requirements under Item 10 of Form 8-K regarding an amendment to, or a waiver from, a provision of the code of ethics by posting such information on our website.

Nominating Committee and Process.    We do not have a nominating committee and, accordingly, do not have a nominating committee charter. Because LMI controls approximately 89.8% of the voting power of United, we are a controlled company as such term is defined under Nasdaq Rule 4350(c)(5). As a result, United is exempt from the requirement to have a nominating committee of the Board. Similarly, United is exempt from the requirement that a majority of our directors be independent.

The Board does not have a formal policy with regard to considering any director candidates, except as necessary to meet applicable legal, regulatory and stock exchange requirements, such as the independence requirements of Nasdaq and the SEC. Because LMI has a majority of the voting power in the election of directors, nominations for directors are generally based on LMI’s recommendation. While this is a subjective process, the Board believes that each director should have a basic understanding of our business and industry and the financial condition of us and our significant subsidiaries, as well as a high level of judgment and integrity and the time and commitment necessary to perform the duties of a director. Although we believe United’s nomination process is appropriate given LMI’s investment in us, the Board may from time to time consider candidates submitted from other sources (including incumbent directors, stockholders, United’s management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board.

In accordance with our Bylaws, if a stockholder wishes to recommend a director for election at an annual meeting of stockholders, the nomination must be received not more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s annual meeting or if the date of the annual meeting is advanced or delayed by more than 30 days of such anniversary date, then the nomination must be received not more than 120 days nor less than 90 prior to such annual meeting date or the 10th day following the date on which the public announcement of the meeting is first made. The nomination must contain certain information about the stockholder and the nominee, as more fully set forth in United’s Bylaws.

Executive Sessions.    Commencing in 2004, our independent directors will meet at regularly scheduled executive sessions without management participation. Our current independent directors are John P. Cole, Jr., John W. Dick and Paul A. Gould. Communications to these persons that an interested party wishes to have addressed at an executive session should be addressed to the Independent Directors and sent as indicated in “Stockholder Communications with Directors” below.

During the year ended December 31, 2003, the Board had 12 meetings, either in person or via telephonic conference. Except for our former director Mr. Rochelle, none of the directors attended fewer than 75% of the meetings of the Board and any committee of which he is a member. At our last annual meeting of stockholders, three of our Board members attended. Our Board invites and encourages its members to attend the annual meetings of stockholders.

Stockholder Communications with Directors

You may communicate with any of our directors, our Board as a group, or any Board committee as a group by mail addressed to the Board, a particular director or committee at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237. All communications received from stockholders will be forwarded on a timely basis to the Board as a group or to a particular director or committee to whom it is directed. A communication will not be forwarded, however, if it relates to a commercial matter, to an improper or irrelevant topic, or if it requires investigation to verify its content.

PROPOSAL 2—AMENDMENT TO INCENTIVE PLAN

On August 19, 2003, the Board adopted United’s Equity Incentive Plan initially effective September 1, 2003, and subsequently amended and restated as of October 17, 2003 (as amended, the “Incentive Plan”). Our stockholders approved the Incentive Plan on September 30, 2003. After such stockholder approval of the Incentive Plan, the Board recommended certain changes to the Incentive Plan that give us the ability to issue stock appreciation rights with a base price at, above, or less than the fair market value of United’s Common Stock on the date the stock appreciation right is granted. Those changes, along with certain other technical changes, were incorporated into an amended United Equity Incentive Plan. Our stockholders approved the amended Incentive Plan on December 17, 2003.

Our Board has approved an Amendment (the “Amendment”) to the Incentive Plan to increase the number of shares of Class A common stock reserved for issuance under the Incentive Plan by 20,000,000 shares. Adoption of the Amendment requires approval of the holders of the majority of the combined voting power of the outstanding shares of Common Stock entitled to vote at the Meeting. The Incentive Plan is intended to provide a means whereby employees, consultants and non-employee directors are encouraged to continue in the long-term service of United and to create in such persons a more direct interest in the future success of the operations of United by relating incentive compensation to increases in stockholder value, so that the income of those participating in the Incentive Plan is more closely aligned with the income of United’s stockholders. The Board has reserved 39,000,000 shares of common stock, plus an additional number of shares on January 1 of each year equal to 1% of the aggregate shares of Class A and Class B common stock outstanding, for the Incentive Plan. Currently, 41,962,213 shares of common stock have been reserved for the Incentive Plan, of which employees have received stock appreciation rights based on 31,421,390 shares of Class A common stock at base prices ranging from $2.87 per share to $7.38 per shares as of August 31, 2004.

Summary.    The Incentive Plan permits the grant of the following awards (the “Awards”): stock options (“Options”), restricted stock awards (“Restricted Stock”), stock appreciation rights (“SARs”), stock bonuses (“Stock Bonuses”), stock units (“Stock Units”) and other grants of stock. Employees, consultants and non-employee directors of United and affiliated entities designated by our Board may receive Awards under the Incentive Plan, provided, however, that only non-qualified Options may be granted to non-employee directors. Currently, there are approximately 70 employees of United, 7 non-employee directors of United, and one consultant and our subsidiaries have approximately 10,100 employees. As of August 31, 2004, approximately 105 employees of us and our subsidiaries have received awards. The Compensation Committee has the authority to grant Awards under the Incentive Plan to employees and consultants, and may, under certain circumstances, delegate to our officers the authority to grant Awards to specified groups of employees and consultants. References in the following discussion to the Compensation Committee’s power to make grants of Awards and establish the terms of Awards shall include our officers to whom such power has been delegated by the Compensation Committee. Our Board has the sole authority to grant Options under the Incentive Plan to non-employee directors.

The Awards that will be granted under the Incentive Plan in the future to eligible employees, consultants and non-employee directors are not determinable at this time because the Compensation Committee or Board, as the case may be, may choose to make Awards or may choose to decline to make Awards in accordance with the Compensation Committee’s or Board’s existing policies and the terms of the Incentive Plan. The Incentive Plan terminates August 31, 2013. For stock based Awards, the maximum aggregate number of shares that may be issued under the Plan at any time is an aggregate of 39,000,000 shares, which may be any combination of Class A common stock or Class B common stock as the Compensation Committee may determine in its sole discretion, plus an additional number of shares, which may be any combination of Class A common stock or Class B common stock as the Committee shall determine in its sole discretion, on January 1 of each calendar year (beginning with calendar year 2004) during the duration of the Incentive Plan, equal to 1% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on December 31 of the immediately preceding calendar year, provided, however, that the number of shares of Class B common stock as to which Awards may be granted may not exceed 3,000,000, minus the number of shares of Class B common stock as to which Awards have been granted under previous option or incentive plans, unless and until a greater number of shares of Class B common stock may be covered by Awards consistent with the terms of our Restated Certificate of Incorporation and our standstill agreement with LMI.

The Board believes it is in the best interest of United to approve the Amendment to the Incentive Plan. The approval of the Amendment will allow United to grant additional stock based awards for the purpose of attracting and retaining new employees and to further compensate, where appropriate, employees that previously received awards under the Incentive Plan.

Approval of the Amendment requires the affirmative vote of the holders of a majority of the combined voting power of the Class A common stock, the Class B common stock and the Class C common stock as of the Record Date, represented in person or by proxy at the Meeting.

The Board recommends that stockholders approve the Amendment to the Incentive Plan. The principal features of the Incentive Plan are summarized below:

Administration of the Amended Incentive Plan.    The Compensation Committee will administer and interpret the Incentive Plan subject to the authority of the Compensation Committee to delegate certain functions to officers of United. The Compensation Committee will be so constituted at all times as to permit the Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As to administration of Options, the Board will have such powers with respect to the grant of Options to non-employee directors.

Adjustments.    The number of shares is subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in the Class A and Class B common stock. The Compensation Committee also has discretion to make adjustments in the event of an asset distribution by United, a grant to stockholders to acquire additional shares on a pro rata basis or any other changes in the outstanding Common Stock.

Options.    The Incentive Plan provides for the grant of either incentive stock options (the “Incentive Options”) within the meaning of Section 422 of the Code or Non-Qualified Options. Incentive Options may be granted only to employees.

The Compensation Committee has the sole discretion to determine the employees and consultants to whom Options may be granted, the type of Options granted and the manner in which the Options will vest. The Board has the sole discretion to determine the non-employee directors to whom Non-Qualified Options may be granted and the manner in which the Non-Qualified Options will vest. An Incentive Option, however, can vest each year with respect to no more than $100,000 in value of Common Stock based upon fair market value of the Common Stock on the date of grant of the Incentive Option. Options covering no more than 5,000,000 shares of Class A and Class B common stock in the aggregate may be granted to a single participant during any calendar year.

The Compensation Committee determines the Option term, which can be no longer than 10 years (5 years in case of an Incentive Option granted to an employee who owns Class A and Class B common stock having more than 10% of voting power). The Compensation Committee determines the exercise price for each Option, which may be more than, less than or equal to the fair market value of the Class A or Class B common stock subject to the Options on date of grant. Incentive Options must, however, have an exercise price that is at least equal to fair market value of the Class A or Class B common stock on the date the Incentive Option is granted (at least equal to 110% of fair market value in the case of an Incentive Option granted to an employee who owns Class A and Class B common stock having more than 10% of the voting power).

An option holder may exercise an Option by written notice and payment of the exercise price (i) in cash or certified funds, (ii) by the surrender of a number of shares of Class A or Class B common stock already owned by the option holder for at least six months (or other period specified by the Committee) and with a fair market value equal to the exercise price, (iii) through a broker’s transaction by directing the issuance of a certificate for the Class A or Class B common stock to a broker who will sell all or a portion of such Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price, or (iv) any combination of the foregoing methods. Option holders who are subject to withholding of federal and state income tax as a result of exercising an Option may satisfy the income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon the exercise of the Option.

Stock Appreciation Rights.    SARs may be granted to employees or consultants and may entitle the recipient to shares of Common Stock, cash or both. A SAR may be granted under the Incentive Plan to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Class A or Class B common stock subject to the Related Option (a “Tandem SAR”) or may be granted separately to an eligible person (a “Free Standing SAR”). A Tandem SAR may be granted either concurrently with the grant of the Related Option or if the Related Option is a Non-Qualified Option, at any time thereafter and prior to the complete exercise, termination, expiration or cancellation of the Related Option. A Tandem SAR will be exercisable only at the time and to the extent that the Related Option is exercisable and may be subject to such additional limitations on exercisability as the related agreement may provide and in no event after the complete termination or full exercise of the Related Option. Upon exercise of a Tandem SAR, unless the Compensation Committee provides otherwise, the holder will be entitled to receive an amount equal in value to the excess of the fair market value of a share of the applicable class of Common Stock on the date of exercise over the exercise price of the Related Option, and the Related Option will be cancelled automatically to the extent of the number of shares of Common Stock with respect to which such Tandem SAR is exercised. Upon the exercise or termination of the Related Option, the Tandem SAR will be canceled automatically to the extent of the number of shares of the Common Stock with respect to which the Related Option was so exercised or terminated. Free Standing SARs will be exercisable at the time, to the extent and upon the terms and conditions determined by the Compensation Committee. On the date of grant of a Free Standing SAR, the Compensation Committee will determine the base price per share of the SAR, which may be more than, less than, or equal to the fair market value of the applicable class of Common Stock on such date. Upon exercise of a Free Standing SAR, unless the Compensation Committee provides otherwise, the holder will be entitled to receive from United, for each share of the applicable class of Common Stock with respect to which the SAR is exercised, an amount equal to the excess of the fair market value of a share of such Common Stock on the date of exercise over the base price per share of such SAR. Amounts payable pursuant to the exercise of a SAR (whether a Tandem SAR or a Free Standing SAR) shall be paid in cash, shares of the applicable class of Common Stock (valued at their fair market value on the date of exercise of the SAR) or a combination thereof as specified by the Compensation Committee in its sole discretion. However, unless the Compensation Committee provides otherwise, an exercisable Free Standing SAR will be exercised automatically for cash on its expiration date. The Compensation Committee may, in its sole discretion, provide for a limit on the amount payable to the holder of the SAR, either upon exercise or in the aggregate, and may establish such other rules and regulations with respect to each grant of SARs as it may determine.

Restricted Stock Awards.    The Compensation Committee may grant Restricted Stock Awards consisting of shares of Common Stock with such restrictions as the Compensation Committee shall determine, including but not limited to a period of time which must elapse (the “Restricted Period”) or attainment of performance goals or such other restrictions, terms and conditions that must be fulfilled, before the Restricted Stock will become vested. The provisions of any Restricted Stock Award need not be the same with respect to each recipient and are subject to such restrictions as the Compensation Committee may establish. Shares of Common Stock may be issued either at the time of the Restricted Stock Award or upon satisfaction of the applicable vesting requirements. If shares of Common Stock will be issued upon vesting of a Restricted Stock Award, the Compensation Committee may provide for the payment of dividend equivalents equal to the dividends that would have been paid with respect to the shares of Common Stock covered by the Award during the Restricted Period and such dividend equivalents may be paid either during the Restricted Period or upon vesting of the Restricted Stock Award. Upon becoming the holder of record of the Restricted Stock, the holder will have the right to vote Restricted Stock and to receive such dividends and other distributions, which are paid or distributed on such

Restricted Stock, as the Compensation Committee may designate, and generally to exercise all other rights as a holder of Common Stock, except that, until the restrictions elapse: (a) such holder will not be entitled to take possession of the stock certificates representing the Restricted Stock; (b) other than dividends and distributions as the Compensation Committee may designate, the Company will retain custody of all distributions and such distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Stock; and (c) such holder may not sell, transfer or otherwise dispose of the Restricted Stock. A breach of any restrictions, terms or conditions established by the Compensation Committee with respect to any Restricted Stock Award will cause a forfeiture of such Restricted Stock.

Upon expiration of the applicable Restriction Period and the satisfaction of any other applicable conditions, all or part of the Restricted Stock thereon will become vested. Any Restricted Stock, which does not vest, will be forfeited.

Stock Units.    The Incentive Plan also authorizes the Compensation Committee to grant to eligible persons, either alone or in addition to Options, SARs and Restricted Stock, Awards of Stock Units consisting of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of such Common Stock. The Compensation Committee will determine all terms and conditions of Stock Unit Awards, including any restrictions on transfer, any cash payment, deferral periods, or performance requirements. The provisions of any Stock Unit Award need not be the same with respect to each recipient and are subject to such rules as the Compensation Committee may establish at the time of grant.

Stock Bonuses.    Under the Incentive Plan, the Compensation Committee may grant Stock Bonuses to eligible persons. Stock Bonuses may be outright grants of Common Stock or may be grants of Common Stock subject to certain specified performance or employment goals.

Non Transferability.    Except as permitted by law, unless otherwise determined by the Compensation Committee and provided in the Award certificate, Awards are non-transferable, except by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order and, except as otherwise required pursuant to a domestic relations order, Awards may be exercised during the lifetime of the holder thereof only by such holder (or his or her court appointed legal representative).

Effect of Termination of Services.    Unless the Compensation Committee specifies otherwise, the following provisions apply with respect to the exercisability of an Award following the termination of the holder’s services. With respect to Awards of Options and SARs, the following provisions apply. If a holder’s employment, consulting relationship or directorship terminates within six months after the Award’s grant date for any reason other than death or disability, or if the employment of the holder is terminated for cause at any time, the Award is void for all purposes. If the holder’s employment, consulting relationship or directorship terminates because the holder becomes disabled, the Award will terminate one year after termination. If a holder retires on or after age 62, the Award will terminate one year after retirement; provided that an Incentive Option not exercised within three months after retirement will become a Non-Qualified Option. If the holder’s employment, consulting relationship or directorship terminates other than for cause, disability, death or retirement and such termination occurs more than six months after the date of grant, the Award will expire one year from the date of termination with respect to Non-Qualified Options and three months from the date of termination with respect to Incentive Options. If the holder dies while employed, while a consultant, while a director or within the applicable exercisability period described above, the Award will terminate one year after the date of death. In all cases other than disability or death, the Award may be exercised only to the extent it was vested at the date the employment or consulting relationship is terminated, and only if it has not expired according to its terms. In cases of disability or death, while the holder is performing services for United, the Award will vest fully and may be exercised as to all the shares subject to the Award, but only in accordance with its original terms.

With respect to Awards of Restricted Stock, the following provisions apply. If the holder’s services terminate by reason of death or disability, all restrictions will lapse and the Award will become nonforfeitable. If the holder retires, the restrictions on a pro rata portion of the Award will lapse and become nonforfeitable and the remaining portion of the Award will be forfeited. If the holder’s services are terminated other than for death, disability or retirement, the portion of the Award as to which the restrictions have not been satisfied will be forfeited.

With respect to Stock Units, Stock Bonuses or other Common Stock Awards, the termination provisions will be as determined by the Compensation Committee.

Award Provisions.    The Compensation Committee may, in its sole discretion, provide for such limitations and restrictions on Awards granted under the Incentive Plan as it may determine from time to time. The Compensation Committee may, in its sole discretion, provide for limitations on the amount payable with respect to an Award in order to avoid the excise tax provisions of Section 4999 of the Code or may provide for cash payments to the holder of an Award to mitigate the impact of such excise tax provisions.

Merger and Reorganization.    Upon the occurrence of (i) the merger or consolidation of United (other than a merger or consolidation in which United is the continuing company and that does not result in any changes in the outstanding shares of Common Stock), (ii) the sale of all or substantially all of the assets of United (other than a sale in which United continues as the holding company of an entity that conducts the business formerly conducted by United), or (iii) the dissolution or liquidation of United, all outstanding Awards will terminate automatically when the event occurs, if United gives the Award holders 15 days prior written notice of the event. When the notice is given, all outstanding Awards fully vest, all restrictions will lapse, and all Awards will become payable and become exercisable prior to the event. Notice (and accelerated vesting) is not required for a merger or consolidation or for a sale if United, the successor, or the purchaser takes action with respect to outstanding Awards which, in the opinion of the Compensation Committee, is equitable and appropriate to substitute new Awards for outstanding Awards or to assume the outstanding Awards and to make such new or assumed Awards as nearly as practicable equivalent to the outstanding Awards, taking into account the assets into or for which the applicable shares of common stock may be changed, converted, or exchanged in the merger, consolidation, or sale.

Change in Control.    Upon a “change in control” of United, without the prior approval of at least a majority of the members of the Board unaffiliated with the successor or purchaser, all outstanding Options will vest fully, all restrictions on outstanding SARs will lapse, all outstanding Stock Units will become payable and all other outstanding Awards will become exercisable or vest fully. Upon a “change in control” of United with the prior approval of at least a majority of the members of the Board unaffiliated with the successor or purchaser, and either the holder’s service with United is terminated within one year after the change in control, other than for cause, or the holder resigns within one year following such date as a result of being assigned duties materially different from the holder’s duties, authority or responsibilities prior to such date and United has failed to remedy the circumstances, all outstanding Options will vest fully, all restrictions on outstanding SARs will lapse, all outstanding Stock Units will become payable and all other outstanding Awards will become exercisable or vest fully. A “change in control” occurs if (i) more than 50.0% of the voting power in the election of directors of United’s voting stock is acquired by any person or group and such person has the ability to elect a majority of the Board or (ii) individuals who are members of the Board at the beginning of a 24-month period cease to make up at least two-thirds of the Board at anytime during that period, unless the election of new members was approved by the majority of the Board in office immediately prior to such 24-month period and of new members who were so approved; provided, however, any increased ownership by LMI and its affiliates or successors or increase in the number of directors appointed or elected by LMI and its affiliates or successors will not be a change of control.

Amendment and Termination.    The Board may amend the Incentive Plan in any respect at any time, but no amendment can impair any Award previously granted or deprive an option holder of any Common Stock acquired without the Award holder’s consent. The Incentive Plan will terminate on August 31, 2013, unless sooner terminated by the Board.

Federal Income Tax Consequences.    The following summary generally describes the principal U.S. federal (but not foreign, state or local) income tax consequences of certain Awards made pursuant to the Incentive Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular recipient or to United. In particular, this summary is qualified in its entirety by the discussion of Section 162(m) of the Code, discussed below under “Limitations on Deductions.” The provisions of the Code and the regulation thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Options.    When a Non-Qualified Option is granted, there are no income tax consequences for the option holder or United. When a Non-Qualified Option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The compensation recognized by an employee is subject to income tax withholding. United is entitled to a deduction equal to the compensation recognized by the option holder for United’s taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an Incentive Option is granted, there are no income tax consequences for the option holder or United. When an Incentive Option is exercised, the option holder does not recognize income and United does not receive a deduction. The option holder must, however, treat the excess of the fair market value of the Common Stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a “disqualifying disposition” of the Common Stock (described below) in the same taxable year that the Incentive Option was exercised, there are no alternative minimum tax consequences.

If the option holder disposes of the Common Stock after the option holder has held the Common Stock for at least two years after the Incentive Option was granted and 12 months after the Incentive Option was exercised, the amount the option holder receives upon disposition over the exercise price is treated as long-term capital gain for the option holder. United is not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the Common Stock by disposing of the Common Stock before it has been held for at least two years after the Incentive Option was granted and one year after the date the Incentive Option was exercised, the option holder recognizes compensation income equal to the excess of (i) fair market value of the Common Stock on the date the Incentive Option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. At present, United is not required to withhold. United is entitled to a deduction equal to the compensation recognized by the option holder for United’s taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Stock Appreciation Rights.    For federal income tax purposes, the grant of a SAR will not result in taxable income to the holder or a tax deduction to United. Upon exercise of a SAR, the amount of cash and fair market value of shares received by the holder, less cash or other consideration paid (if any), is taxed to the holder as ordinary income and United will receive a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax withholding. However, if the holder receives Common Stock upon the exercise of a SAR and is then subject to the restrictions under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the holder elects otherwise, the amount of ordinary income and deduction will generally be measured at the time such restrictions lapse.

Restricted Stock.    The award of Restricted Stock will not result in taxable income to the employee or a tax deduction to United for federal income tax purposes. Upon expiration of the Restriction Period applicable to the Restricted Stock awarded, or, if applicable, at such later date as the restrictions under Section 16(b) of the Exchange Act described above expire, the fair market value of such shares at such expiration date, less cash or other consideration paid (if any), will be included in the holder’s ordinary income as compensation, except that, in the case of Restricted Stock issued at the beginning of the Restriction Period, the holder may elect to include in his ordinary income as compensation at the time the Restricted Stock is awarded, the fair market value of such shares at such time, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to Restricted Stock prior to expiration of the applicable Restriction Period will be included in the holder’s ordinary income as compensation at the time of receipt. In each case, United will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax withholding.

Stock Units.    The federal income tax consequences of the award of Stock Units will depend on the conditions of the Award. Generally, the transfer of cash or property will result in ordinary income to the recipient and a tax deduction to United. If there is a substantial risk that the property transferred will be forfeited (for example, because receipt of the property is conditioned upon the performance of substantial future services), the taxable event is deferred until the risk of forfeiture lapses. The recipient may generally elect to accelerate the taxable event to the date of transfer, however, even if the property is subject to a substantial risk of forfeiture. If this election is made, subsequent appreciation is not taxed until the property is sold or exchanged (and the lapse of the forfeiture restriction does not create a taxable event). Generally, any deduction for United occurs only when ordinary income in respect of an Award is recognized by the recipient (and then the deduction is subject to reasonable compensation and withholding requirements). Because Stock Unit Awards will be subject to whatever conditions may be determined by the Compensation Committee, the federal income tax consequences to the recipient and to United will depend on the specific conditions and terms of the Award.

Limitations on Deductions.    Under Section 162(m) of the Code, United may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer or any one of the other four highest-paid executive officers who are employed by United on the last day of the taxable year. Certain “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders, is not, however, subject to this limitation on deductibility. United has structured the Incentive Plan with the intention that the compensation with respect to Options would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. Compensation attributable to other Awards under the Amended Incentive Plan may or may not qualify for the performance-based compensation exception, depending upon the specific terms of each Award.

The Board recommends a vote FOR the Incentive Plan Proposal.

Benefits to be Received Under the Incentive Plan.    The benefits to be received in the future under the Incentive Plan are indeterminable as all grants are determined by the Compensation Committee in its discretion and no arrangements have been made at this time with respect to the additional shares to be added to the Incentive Plan pursuant to the Amendment. However, during Fiscal 2003, the Compensation Committee made the following grants to our named executive officers under the Incentive Plan:

Incentive Plan Benefits

Name and Position	Number of Units(1)
Charles H. R. Bracken	1,030,000
Co-Chief Financial Officer	1,030,000	(2)

Michael T. Fries	1,287,500
President and Chief Executive Officer	1,287,500	(2)
	300,000

Gene Musselman	1,030,000
President and Chief Operating Officer—UPC Broadband Division	1,030,000	(2)

Shane O’Neill	1,030,000
Chief Strategy Officer—UGC Europe	1,030,000	(2)

Mark L. Schneider	1,030,000
Chief Executive Officer—UGC Europe—chello media	1,030,000	(2)

Executive Officer Group	5,907,500
	5,407,500	(2)

Non-Executive Director Group	0

Non-Executive Officer Employee Group	10,621,195
	9,225,195	(2)

(1)	The SARs vest in five equal annual installments, expire 10 years from grant date and upon exercise the SARs are settled in either cash or stock of a combination of both, at the Compensation Committee’s discretion.

(2)	Upon exercise of these SARs, the holder will receive only the difference between the base price of $2.87 and the lesser of $4.57 (as adjusted for the dilution caused by our subscription rights offering, which closed in February 2004) or the fair market value of our Class A common stock on date of exercise.

Benefits Under Other Equity Compensation Plans as of December 31, 2003.    See table under “Security Ownership of Certain Beneficial Owners and Management—Equity Compensation Plans.

PROPOSAL 3—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected KPMG LLP (“KPMG”) as independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2004 (“Fiscal 2004”). During fiscal year 2003, KPMG served as independent accountants and also provided certain tax and other audit related services. See “Independent Auditors—Principal Accounting Fees and Services” below. Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of KPMG as our independent auditor for Fiscal 2004. In the event the selection of KPMG is not ratified by the stockholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider other independent accountants for Fiscal 2004. Even if the selection of KPMG is ratified by the stockholders, the Audit Committee may select a different independent accounting firm at any time, in its discretion, if the Audit Committee determines such change would be in our best interest and of our stockholders. Through their ownership of Class B and Class C common stock, LMI and its affiliates control the ratification of KPMG.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by KPMG and its international affiliates for the audit of United’s consolidated financial statements for fiscal 2003 and 2002, and fees billed to us for other services rendered by KPMG and its international affiliates. Fees for KPMG’s international affiliates are largely in euros. Such fees were translated into U.S. dollars at the average exchange rate for the respective year.

	2003	2002
	(In millions)
Audit fees(1)	$5.6	$4.4
Audit related fees(2)	0.1	—

Total audit and audit related fees	5.7	4.4
Tax fees(3)	2.2	2.4
All other fees(4)	—	0.3

Total	$7.9	$7.1

(1)	Consists of fees for the consolidated audit and all other fees for services that only our independent auditor can perform (certain registration statement filings, comfort letters, etc.)

(2)	Consists of fees for the audit of our 401(k) Plan and due diligence for the restructuring of UPC.

(3)	Consists of fees for tax consultation and tax compliance services.

(4)	Consists of fees for the design and implementation of a financial information system at UPC (services provided prior to KPMG being retained as our independent auditor).

The Audit Committee considers whether an engagement is consistent with maintaining auditor independence and if the auditor is in the best position to provide effective and efficient services. The Audit Committee pre-approves the engagement of our independent auditor and all audit or non-audit services to be rendered by such independent auditor. The Audit Committee has implemented certain procedures to manage the approval process. The Audit Committee has pre-approved via policy certain services if such services are anticipated at inception to result in fees of less than $50,000. If an individual project is expected to have fees in excess of $50,000, or is not covered by the services outlined in the pre-approved policy, that project will require specific approval of the Audit Committee. With respect to pre-approval of services by the independent auditor, the Chairman of the Audit Committee has been given authority to pre-approve services on behalf of the Audit Committee not exceeding $150,000 in fees. During fiscal 2003, there were no waivers of the pre-approval requirement that required action by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and that such services are permitted by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated with respect thereto.

The Board recommends a vote FOR the Auditors Proposal.

INDEPENDENT AUDITORS

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that United specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

To the Board of Directors of UnitedGlobalCom, Inc.:

The Audit Committee presently consists of the three non-employee directors named below. All of the members of the Audit Committee meet the independence requirements set forth in the Nasdaq rules, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, the Board has reviewed the financial experience of Mr. Dick and has determined that he is an audit committee “financial expert” as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board.

United’s management is responsible for United’s financial reporting process and its internal controls. The independent auditor is responsible for auditing United’s consolidated financial statements and issuing a report thereon. The Audit Committee is responsible for reviewing and monitoring these activities of United’s management and the independent auditor. The Audit Committee has the authority to conduct investigations into matters within its responsibilities and to retain outside counsel, experts and other agents as it deems appropriate to assist in any such investigation. In addition, the Audit Committee recommended to the Board KPMG LLP as United’s independent auditor. The Audit Committee pre-approves all audit and non-audit services to be performed by the independent auditor. The Audit Committee is responsible for selecting United’s independent auditor.

In this role, the Audit Committee of United has reviewed and discussed with management and the independent auditor (including private sessions with the independent auditor) United’s Audited Consolidated Financial Statements as of and for the year ended December 31, 2003, set forth in United’s Annual Report on Form 10-K for the year ended December 31, 2003. The Audit Committee has discussed with the independent auditor the matters required to be discussed in accordance with the Statement of Auditing Standards No. 61, “Communication with Audit Committees”, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. Such statement includes, among other things, matters related to the conduct of an audit of United’s financial statements and its internal quality control procedures.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by Independence Standard No. 1, “Independent Discussions with Audit Committees”, as amended by the Independence Standards Board, and has discussed with the auditor its independence from United. The Audit Committee has performed its role in an oversight capacity and relies upon the management of United and the independent auditor to prepare United’s annual financial statements in accordance with generally accepted accounting principals.

Based upon the Audit Committee’s discussions with management of United and the independent auditor as referred to above, the Audit Committee recommended to the Board and the Board approved the inclusion of the Audited Consolidated Financial Statements referred to above in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC.

Audit Committee(1)

John P. Cole, Jr.

John W. Dick

Paul A. Gould

(1)	Mr. Gould joined the Audit Committee after Fiscal 2003.

Changes in Certifying Accountant

On July 11, 2002, the Board dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditor, and engaged KPMG as its independent auditor for the fiscal year ending December 31, 2002. The engagement of KPMG was effective as of July 11, 2002. This determination was based upon the recommendation of United’s Audit Committee. Arthur Andersen had served as the independent auditor of both United, which was formed in 2001, and its subsidiary through which at that time held the majority of its operations, Old UGC (formerly known as UGC Holdings, Inc.).

Except as noted in the following sentence, during the fiscal years of United and Old UGC ended December 31, 2001, and the subsequent interim periods through the date of Arthur Andersen’s dismissal and KPMG’s appointment, there were no disagreements between United or Old UGC, on the one hand, and Arthur Andersen, on the other, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports. In connection with Old UGC’s Annual Report on Form 10-K for the year ended December 31, 2001, Old UGC and Arthur Andersen disagreed on the appropriate application of accounting principles generally accepted in the United States to the valuation of certain features embedded in some of the cross currency and interest rate derivative contracts of UPC, United’s publicly traded subsidiary with operations in Europe. The Audit Committees of United, Old UGC and UPC discussed the matter with Arthur Andersen. This disagreement was resolved following discussions among United, Old UGC and UPC personnel, Arthur Andersen and the Office of the Chief Accountant of the SEC. United has authorized Arthur Andersen to respond fully to any inquiry regarding this disagreement that KPMG may have. United, Old UGC and UPC did not consult with KPMG with regard to this matter. During the two fiscal years ended December 31, 2001 and subsequent interim periods through the date of Arthur Andersen’s dismissal and KPMG’s appointment, neither United nor Old UGC consulted with KPMG with regard to the application of accounting principles to any transaction, completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of United or Old UGC.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of United and Old UGC ended December 31, 2001, or within any subsequent interim period through the date of Arthur Andersen’s dismissal and KPMG’s appointment.

Except as noted in the following sentence, the audit reports of Arthur Andersen on the consolidated financial statements of United and Old UGC as of December 31, 2000 and 2001, and for each of the three fiscal years ended December 31, 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In its audit report dated April 12, 2002 (except with respect to the matter discussed in Note 23 to United’s consolidated financial statements, as to which the date is May 14, 2002) on United’s consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 and in its audit report dated April 12, 2002 on Old UGC’s consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001, Arthur Andersen included the following statement:

The accompanying financial statements have been prepared assuming that United will continue as a going concern. As discussed in Note 2 to the financial statements, United has suffered recurring losses from operations, is currently in default under certain of its significant bank credit facilities, senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency and raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should United be unable to continue as a going concern.

After reasonable efforts, United has been unable to obtain the letter from Arthur Andersen that is required by Item 304(a)(3) of Regulation S-K.

MANAGEMENT

Executive Officers.    The following lists our executive officers, their ages as of July 31, 2004, a description of their business experience and their positions with United. All officers are appointed for an indefinite term, serving at the pleasure of the Board.

Gene W. Schneider, 78, became Chairman of United at its inception in February 2001. From February 2001 until January 2004, Mr. Schneider also served as Chief Executive Officer of United. Mr. Schneider has served as Chairman of Old UGC from May 1989 to September 2003, and served as Chief Executive Officer of that company from 1995 until September 2003. Mr. Schneider has served as an officer and/or director of various direct and indirect subsidiaries of United. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board, and an advisor to the Supervisory Board of UPC from 1999 until September 2003. Mr. Schneider has been with United and its predecessors since 1989. Mr. Schneider is also a director of Austar United.

Michael T. Fries, 41, became Chief Executive Officer of United in January 2004. Mr. Fries has served as President and a director of United since February 2001 and served as Chief Operating Officer of United from September 2001 to January 2004. Mr. Fries has also served as President and Chief Operating Officer of Old UGC from September 1998 to September 2003, and served as a director of that company from November 1999 to June 2002. In addition, he serves or has served as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board from September 1998 until September 2003, and as Chairman thereof from February 1999 until September 2003; a member of the Priority Telecom Supervisory Board since November 2000; and President of ULA since 1998 and a director thereof since 1999. Mr. Fries has been with United and its predecessors since 1990. Mr. Fries is also a director of Austar United.

Frederick G. Westerman III, 38, became Chief Financial Officer of United in September 2001 and United’s Co-Chief Financial Officer in February 2004. He has served as Chief Financial Officer of Old UGC since June 1999. His responsibilities include oversight and planning of United’s and Old UGC’s financial and treasury operations. He also serves as an officer and/or director of various direct and indirect subsidiaries of United.

Charles H. R. Bracken, 38, became a Co-Chief Financial Officer of United in February 2004. Mr. Bracken has served as the Chief Financial Officer of UGC Europe since September 2003, as UPC’s Chief Financial Officer since November 1999 and as a member of the UPC Board of Management from July 1999 to September 2003. Prior to November 1999, Mr. Bracken served as the Managing Director of Strategy, Acquisitions and Corporate Development at UPC from March 1999. Mr. Bracken also serves as an officer and/or director of various European subsidiaries, including a member of Priority Telecom’s Supervisory Board since July 2000.

Shane O’Neill, 43, became Chief Strategy Officer of UGC Europe in September 2003. He has also served as UPC’s Chief Strategy Officer since June 2000 and as a member of the UPC Board of Management from June 2000 to September 2003. Prior to June 2000, Mr. O’Neill served as the Managing Director, Strategy, Acquisitions and Corporate Development at UPC from November 1999. Prior to joining us, Mr. O’Neill spent seven years at Goldman Sachs in the New York, Sydney and London offices. Most recently, Mr. O’Neill was an Executive Director in the Advisory Group for Goldman Sachs in London where he worked on a number of mergers and acquisitions and corporate finance transactions for companies in the communications industry, including us. Mr. O’Neill is a director of SBS Broadcasting S.A., a public company in which we have an approximate 19% interest.

Gene M. Musselman, 60, became President and Chief Operating Officer of UPC Broadband Division of UGC Europe in September 2003, and became UPC’s Chief Operating Officer in April 2000 and a member of its Board of Management from June 2000 to September 2003. Mr. Musselman also serves as an officer and/or director of various European subsidiaries. In September 1997, he became Chief Operating Officer of Telekabel Wien, an Austrian subsidiary. Shortly thereafter, he became Chief Executive Officer of Telekabel Wien. Except when he was at Tevecap S.A. from 1995 to 1997, Mr. Musselman has been with United and its affiliates since 1991.

Mark L. Schneider, 49, became a director of United in January 2002 and will serve as such until the Meeting. Mr. Schneider served as a director of Old UGC from April 1993 to June 2002. In September 2003, he became Chief Executive Officer of the chellomedia Division of UGC Europe. He served as the Chairman of UPC’s Board of Management from April 1997 until September 2001, and as a director of UGC Europe from September 2003 to January 2004. Mr. Schneider also has served as a member of the Supervisory Board of Priority Telecom since July 2000. From April 1997 to September 1998, he served as President of UPC and from September 1998 until September 2001, he served as Chief Executive Officer of UPC. Mr. Schneider is also a director of SBS Broadcasting S.A.

Senior Management.    The following lists other officers who are not executive officers of United but who make significant contributions to United and its subsidiaries.

Valerie L. Cover, 47, became the Controller, a Vice President and Principal Accounting Officer of United in September 2001 and has served as the Controller for Old UGC since October 1990, as a Vice President and Principal Accounting Officer of Old UGC since December 1996, and as a director thereof since September 2003. In February 2004, Ms. Cover became a Co-Principal Accounting Officer of United. In addition, she serves as an officer or director of various direct and indirect subsidiaries of United. Ms. Cover is responsible for the accounting, financial reporting and information technology functions of United. Ms. Cover has been with United and its predecessors since 1990.

Ruth E. Pirie, 35, has served as Deputy Chief Financial Officer and Principal Accounting Officer of UGC Europe since September 2003, and as Deputy Chief Financial Officer of UPC since September 2001. In February 2004, Ms. Pirie became a Co-Principal Accounting Officer of United. She is responsible for the accounting and financial reporting of United’s European activities. Prior to September 2001, Ms. Pirie served as the Managing Director of Investor Relations at UPC from February 2000. From July 1995, until joining UPC, she held various finance positions at Cable & Wireless Communications plc in London, where her responsibilities included group financial reporting and planning, merger integration and assisting in various balance sheet restructuring projects.

Ellen P. Spangler, 55, became Senior Vice President of Business and Legal Affairs and Secretary of United in September 2001. She has also served as Senior Vice President of Business and Legal Affairs and Secretary of Old UGC since December 1996 and as a director thereof since August 2003, and as a member of the Supervisory Board of UPC from February 1999 to September 2003. In addition, she serves as an officer and/or director of various direct and indirect subsidiaries of United. Ms. Spangler is responsible for the legal operations of United and Old UGC. Ms. Spangler has been with United and its predecessors since 1991.

Executive Compensation

The following table sets forth the aggregate annual compensation for United’s Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered during the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 (“Fiscal 2003”, “Fiscal 2002” and “Fiscal 2001”, respectively). The information in this section reflects compensation received by the named executive officers for all services performed for United and its subsidiaries.

Summary Compensation Table

Name and Principal Position	Year	Salary($)		Annual Compensation Bonus($)			Other Annual Compensation($)			Long-Term Compensation Securities Underlying Options/SARs(#)		All Other Compensation($)
Gene W. Schneider Chairman of the Board; Chief Executive Officer(22)	2003 2002 2001	$ $ $	646,500 637,486 603,639	$ $ $	— — —		$ $ $	98,053 54,703 31,504	(1) (1) (1)	— 4,000,000 250,000	(3) (5)	$ $ $	6,551 638,935 3,149,323	(2) (2)(4) (2)(4)

Michael T. Fries Chief Executive Officer and President; Chief Operating Officer (until January 2004)(23)	2003 2002 2001	$ $ $	550,750 543,120 514,406	$ $ $	1,248,256 — —	(6)		$158,554 11,269 12,576	(7)(8) (7) (7)	2,875,000 3,350,000 500,000	(9) (12) (5)	$ $ $	2,835,713 27,183 6,171	(10)(11) (10) (10)

Gene M. Musselman President and Chief Operating Officer—UPC Broadband	2003 2002 2001	$ $ $	449,522 580,164 324,000	$ $	688,471 65,479		$ $ $	794,684 224,598 93,237	(13) (13) (13)	2,060,000 — 667,000	(9) (15)	$ $ $	7,087 6,571 6,171	(14) (14) (14)

Charles H.R. Bracken Co-Chief Financial Officer (from February 2004); Chief Financial Officer—UGC Europe	2003 2002 2001	$ $ $	513,890 487,362 430,676	$ $ $	250,000 750,000 —	(16) (16)	$ $ $	23,675 23,239 21,163	(17) (17) (17)	2,060,000 — 450,000	(9) (15)	$ $ $	42,215 33,769 27,748	(18) (18) (18)

Mark L. Schneider Chief Executive Officer, UPC (until September 2001); Chief Executive Officer—chellomedia Division (from September 2003)	2003 2002 2001	$ $ $	577,500 571,010 553,654	$ $ $	492,809 — —	(6)	$ $ $	332,423 17,481 98,665	(8)(19) (19) (19)	2,060,000 1,950,000 2,500,000	(9) (12) (21)	$ $ $	3,659,807 6,571 6,171	(11)(20) (20) (20)

(1)	Reflects compensation related to executive’s personal use of United’s aircraft, which compensation has been calculated based upon the aggregate incremental cost of such usage to United for Fiscal 2003 and Fiscal 2002. For Fiscal 2001, such compensation is based on the Standard Industry Fare Level (“SIFL”) method for valuing flights for personal use. For Fiscal 2003 and Fiscal 2002, the value based on the SIFL method is $3,361 and $36,906, respectively. In accordance with applicable Treasury Regulations, United included the amounts based on SIFL for all such years as compensation in Mr. Schneider’s reportable income.

(2)	Amount includes matching employer contributions made by United under the 401(k) Plan of $6,000, $6,000 and $5,100 for Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, and term life insurance premiums paid by United for such officer’s benefit.

(3)	Pursuant to the 1993 Stock Option Plan, on January 30, 2002, Mr. Schneider was granted options to acquire 1,099,298 shares of Class A common stock and options to acquire 2,900,702 shares of Class B common stock.

(4)	Includes the amount of premium United paid pursuant to a split dollar life insurance policy for Mr. Schneider and his spouse of $632,392 and $3,143,152, for Fiscal 2002 (paid in January 2002) and Fiscal 2001, respectively. Following the enactment of the Sarbanes-Oxley Act of 2002, no additional premiums have been paid by United. The policy is being continued by payments made out of the cash surrender value of the policy. In the event the law is subsequently clarified to permit United to again make the premium payments on the policy, United will pay the premiums annually until the first to occur of:

(a)	the date upon which the cash surrender value of the policy is sufficient to repay United for all premiums paid and to continue the policy with no further premium payments;

(b)	death of both insureds;

(c)	the owner of the policy fails to contribute to United an amount equal to the annual economic benefit of the policy; or

(d)	the policy is otherwise terminated in accordance with its terms. Upon the occurrence of any of the events listed above, the owner will pay United an amount equal to the premiums paid. The policy is owned by a trust, the trustees of which are the children of Mr. Schneider. The owner has granted an assignment of the policy benefits in favor of United in the amount of the premiums paid by United.

(5)	Pursuant to the Executive Share Option Plan (the “Austar United Plan”) of Austar United, then a subsidiary and currently an affiliate of United, such officer was granted options to acquire ordinary shares of Austar United on May 12, 2001. With respect to Mr. Schneider, these options, as well as Austar United options held by other persons, were subsequently purchased by Austar United and cancelled in November 2003. With respect to Mr. Fries, these options were subsequently cancelled in January 2003 as a result of United’s foreclosure upon collateral pledged as security for promissory notes made or guaranteed by Mr. Fries.

(6)	In connection with United’s foreclosure upon the collateral pledged as a security for promissory notes made or guaranteed by such officer, United paid as a bonus an amount estimated to be sufficient for such officer to pay his taxes resulting from the foreclosure and the bonus. See “Certain Transactions—Company Loans Following Margin Calls”.

(7)	Includes compensation related to executive’s personal use of United’s aircraft, which compensation has been calculated based upon the aggregate incremental cost of such usage to United for Fiscal 2003 and Fiscal 2002. For Fiscal 2001 such compensation is based on the SIFL method for valuing flights for personal use. For Fiscal 2003 and Fiscal 2002, the value based on the SIFL method is $4,182 and $13,621, respectively. In accordance with applicable Treasury Regulations, United included the amounts based on SIFL for all such years as compensation in Mr. Fries’ reportable income.

(8)	Includes a gain realized from the cancellation of non-qualified stock options in January 2003 as a result of United’s foreclosure upon the collateral pledged as security for promissory notes made or guaranteed by such officer.

(9)	Pursuant to the Incentive Plan, such officer received grants of SARs based on shares of Class A common stock. Certain of the SARs were originally granted by a UGC Europe equity incentive plan and converted to United SARs following the UGC Europe Exchange Offer.

(10)	Amount includes (i) matching employer contributions made by United under the 401(k) Plan of $4,941, $5,500 and $5,100 for Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, (ii) $20,612 representing the outstanding balance of a personal loan forgiven by United in Fiscal 2002; and (iii) term life insurance benefits paid by United for such officer’s benefit.

(11)	Includes the difference between the amount of loans foreclosed on by United and the value of the collateral collected in such foreclosure. See “Certain Transactions—Company Loans Following Margin Calls.”

(12)	Pursuant to the 1993 Stock Option Plan, during Fiscal 2002, such officer was granted options to acquire shares of Class A common stock. Of the options granted, 950,000 shares of Class A common stock were subsequently cancelled in January 2003 as a result of United’s foreclosure upon all collateral pledged as security for promissory notes made or guaranteed by such officer.

(13)	Represents payments relating to foreign assignment, including housing allowance and cost of living allowance ($77,895 for Fiscal 2003, $68,290 for Fiscal 2002, and $60,185 for Fiscal 2001), net tax benefit ($114,986 for Fiscal 2002 and $146,545 for Fiscal 2000), and the remainder consists of car allowance, dependent education and other benefits. Also for Fiscal 2003, such amount includes payments of $621,735 made by United to tax authorities as a result of Mr. Musselman’s foreign assignment and a net tax benefit of $47,444.

(14)	Consists of matching employer contribution under United’s 401(k) plan of $6,000, $5,500 and $5,100 for Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, with the remainder consisting of life insurance premiums paid by United for such officer’s benefit.

(15)	Represents shares underlying options to acquire UPC’s ordinary shares A granted January 30, 2001, and with respect to Mr. Musselman, includes phantom options based on 50,000 ordinary shares of chello broadband granted June 27, 2001. All of the UPC options have been cancelled as a result of UPC’s reorganization effective September 3, 2003.

(16)	We agreed to pay Mr. Bracken a cash bonus equal to the difference between $1,000,000 and his pre-tax gain on the exercise and sale of vested options of UPC. We paid Mr. Bracken such bonus in two payments of $750,000 in May 2002 and $250,000 in March 2003.

(17)	Consists of car allowance payments.

(18)	Consists of matching employer contributions under a pension plan ($35,973 for Fiscal 2003, $31,246 for Fiscal 2002 and $25,840 for Fiscal 2001), with the remainder consisting of health, life and disability insurance payments.

(19)	Includes compensation related to executive’s personal use of United’s aircraft, which compensation has been calculated based upon the aggregate incremental cost of such usage to United for Fiscal 2003 and Fiscal 2002. For Fiscal 2001 such compensation is based on the SIFL method for valuing flights for personal use. For Fiscal 2003 and Fiscal 2002, the value based on the SIFL method is $12,345 and $18,288, respectively. In accordance with applicable Treasury Regulations, United included the amounts based on SIFL for all such years as compensation in Mr. Schneider’s reportable income. In addition, Fiscal 2001 also includes $89,324 consisting of a housing allowance related to Mr. Schneider’s foreign assignment, and Fiscal 2003 also includes payments related to foreign assignment consisting of a housing allowance and a cost of living allowance ($117,378) and the remainder consists of a car allowance.

(20)	Amount includes matching employer contributions made by United under the 401(k) Plan of $6,000, $5,500 and $5,100 for Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, and term life insurance benefits paid by United for such officer’s benefit.

(21)	Pursuant to UPC’s Stock Option Plan, as amended, Mr. Schneider was granted options to acquire UPC ordinary shares A on January 30, 2001. These options were subsequently cancelled in January 2003 as a result of United’s foreclosure upon all collateral pledged as security for promissory notes made or guaranteed by Mr. Schneider.

(22)	On January 5, 2004, Mr. Schneider resigned as United’s Chief Executive Officer.

(23)	On January 5, 2004, Mr. Fries was appointed as United’s Chief Executive Officer.

The following table sets forth information concerning SARs granted to each of the executive officers named in the Summary Compensation Table above during Fiscal 2003.

Option/SAR Grants in Last Fiscal Year

	Individual Grants						Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/ SARs Granted(#)(1)	Percentage of Total Options/ SARs Granted to Employees in Fiscal Year(%)	Exercise or Base Price($/Sh)(3)	Market Price on Grant Date ($/Sh)		Expiration Date
Name							0%($)	5%($)	10%($)
Michael T. Fries
Class A Common	1,287,500	4.0	$5.44	$5.44	(4)	10/01/2013	$—	$4,404,778	$11,162,572
Class A Common	1,287,500	4.0	$3.74	$5.44	(5)	10/01/2013	$2,188,750	$2,188,750	$2,188,750
Class A Common	300,000	0.9	$6.13	$6.13		10/01/2013	$—	$1,156,537	$2,930,892
Gene M. Musselman
Class A Common	1,030,000	3.2	$5.44	$5.44	(4)	10/01/2013	$—	$3,523,822	$8,930,058
Class A Common	1,030,000	3.2	$3.74	$5.44	(5)	10/01/2013	$1,751,000	$1,751,000	$1,751,000
Charles H.R. Bracken
Class A Common	1,030,000	3.2	$5.44	$5.44	(4)	10/01/2013	$—	$3,523,822	$8,930,058
Class A Common	1,030,000	3.2	$3.74	$5.44	(5)	10/01/2013	$1,751,000	$1,751,000	$1,751,000
Mark L. Schneider
Class A Common	1,030,000	3.2	$5.44	$5.44	(4)	10/01/2013	$—	$3,523,822	$8,930,058
Class A Common	1,030,000	3.2	$3.74	$5.44	(5)	10/01/2013	$1,751,000	$1,751,000	$1,751,000

(1)	All the SARs granted during Fiscal 2003 vest in five equal annual increments. Vesting of the SARs granted would be accelerated upon a change of control of United as defined in the Incentive Plan.

(2)	The potential gains shown are net of the SARs base price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance and may not necessarily be realized. Actual gains, if any, on exercises depend on the future performance of the underlying securities of the SARs, continued employment of the optionee through the term of the SARs and other factors.

(3)	The table does not reflect the adjustment to the base prices on all outstanding SARs in January 2004. As a result of the dilution caused by our subscription rights offering, which closed in February 2004, all base prices have since been reduced by $0.87.

(4)	UGC Europe originally granted these SARs at fair market value on date of grant. As a result of the merger in connection with the UGC Europe Exchange Offer, which occurred in December 2003, United substituted United SARs for UGC Europe SARs.

(5)	UGC Europe originally granted these SARs below fair market value on date of grant; however, upon exercise the holder will receive only the difference between the base price and the lesser of $5.44 or the fair market value of our Class A common stock on the date of exercise. This limit is reflected in the potential realizable value columns. As stated in footnote 3 above, however, such limit does not reflect the $0.87 adjustment made in January 2004.

The following table sets forth information concerning the exercise of options and SARs and concerning unexercised options and SARs held by each of the executive officers named in the Summary Compensation Table above as of the end of Fiscal 2003; however, the options for Class A and Class B common stock are as of January 5, 2004, when all such options vested upon the close of the Founders Transaction.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gene W. Schneider
Class A common stock	48,120	$75,938	1,768,107	—	$5,128,531	—
Class B common stock	—	—	2,900,702	—	$10,094,493	—
ULA Phantom Shares(2)	—	—	81,250	18,750	—	—
chello Phantom Shares(3)	—	—	125,000	—	—	—
Michael T. Fries
Class A common stock	—	—	2,400,000	—	$8,352,000	—
SARs(4)	—	—	—	1,587,500	—	$4,619,000
SARs(4)(5)	—	—	—	1,287,500	—	$2,188,750
ULA Phantom Shares(2)	—	—	162,500	37,500	—	—
Gene M. Musselman
SARs(4)	—	—	—	1,030,000	—	$3,131,200
SARs(4)(5)	—	—	—	1,030,000	—	$1,751,000
chello Phantom Shares(3)	—	—	48,958	1,042	—	—
Charles H.R. Bracken
SARs(4)	—	—	—	1,030,000	—	$3,131,200
SARs(4)(5)	—	—	—	1,030,000	—	$1,751,000
chello Phantom Shares(3)	—	—	25,000	—	—	—
Mark L. Schneider
Class A common stock	—	—	1,000,000	—	$3,480,000	—
SARs(4)	—	—	—	1,030,000	—	$3,131,200
SARs(4)(5)	—	—	—	1,030,000	—	$1,751,000

(1)	The value of the United options reported above is based on the December 31, 2003 closing price of $8.48 per share of United Class A common stock as reported by the Nasdaq National Market. The value for the phantom options of ULA is based on the fair market value of $0.00 per share as determined by the Board at or prior to December 31, 2003, and the fair market value of an ordinary share A of chello broadband on December 31, 2003 is less than the exercise price of chello broadband options.

(2)	Represents the number of shares underlying phantom stock options that ULA may pay in cash or shares of Class A common stock of United or, if publicly traded, shares of ULA, at its election upon exercise thereof.

(3)	Represents the number of shares underlying phantom stock options, which chello broadband may pay in cash or shares of Class A common stock or, if publicly traded, ordinary shares A of UPC or, if publicly traded, ordinary shares of chello broadband, at its election upon exercise thereof.

(4)	Represents the number of shares underlying the SARs, which United may pay in cash, shares of Class A common stock or a combination thereof, at its election upon exercise thereof.

(5)	Upon exercise, the holders of these SARs will receive the difference between the base price and the lesser of $5.44 or the fair market value of the Class A common stock on the date of exercise and the value reflects such terms. In January 2004, United adjusted the base price and the $5.44 limit by reducing such amounts by $0.87 as a result of the dilution caused by our subscription rights offering, which closed in February 2004.

Agreements with Executive Officers

Mr. Bracken and UPC are parties to an employment agreement. Mr. Musselman has an employment agreement with us pursuant to which he is seconded to UPC. These agreements are discussed below. A subsidiary of UPC and we are parties to a Secondment Agreement, pursuant to which Mr. Musselman, together with our other U.S. citizen employees, are seconded to an overseas subsidiary. Pursuant to the Secondment Agreement, the subsidiary reimburses us for all expenses incurred by us in connection with the seconded employees. We have also entered into indemnification agreements with our officers, which are described under “Limitation of Liability and Indemnification” below.

Charles H.R. Bracken.    On March 5, 1999, UPC entered into an Executive Service Agreement with Charles H.R. Bracken in connection with the appointment of Mr. Bracken as its Managing Director of Development, Strategy, and Acquisitions. Currently he is the Chief Financial Officer of UGC Europe and Co-Chief Financial Officer of United. Mr. Bracken’s Executive Service Agreement had an initial term expiring March 5, 2003 and continues thereafter until terminated by either party upon six months notice. Pursuant to the Executive Service Agreement, Mr. Bracken’s salary is subject to periodic adjustments and his current salary is £314,650. The Executive Service Agreement may be terminated for cause by UPC. Also, UPC may terminate Mr. Bracken’s employment for any reason upon six months notice. In the event Mr. Bracken becomes incapacitated, by reason of injury or ill-health for an aggregate of 130 working days or more in any 12-month period, UPC may discontinue future payments under the Agreement, in whole or in part, until such incapacitation ceases. In February 2004, we agreed to amend Mr. Bracken’s Agreement to provide for a six month severance payment from date of termination if we terminate Mr. Bracken without cause, provided that Mr. Bracken signs a release. Such six-month severance payment is in addition to the six-month notice period of termination as set forth in the agreement.

Gene M. Musselman.    In 2002, United and UPC entered into a new agreement with Mr. Musselman continuing as the Chief Operating Officer of UPC, and as of September 3, 2003, such agreement was amended in connection with Mr. Musselman becoming President and Chief Operating Officer—UPC Broadband Division. In addition to his base salary, Mr. Musselman receives standard benefits related to his foreign assignment, including a cost of living differential, a car allowance, tuition reimbursement for dependents and air travel to the U.S. for home leave. Under the terms of this agreement, Mr. Musselman’s annual salary for Fiscal 2003 was US$450,225. In Fiscal 2002, he received salary increases retroactive to January 2001 and January 2002, respectively, as reflected in the above Summary Compensation Table. The agreement also provides for a retention bonus of US$125,000 for Fiscal 2002 and a one-time incentive bonus for Fiscal 2002 based on UPC achieving certain financial targets, and a bonus in Fiscal 2003. The maximum possible incentive bonus to Mr. Musselman for Fiscal 2002 was 30% of his base salary. These bonuses were paid as reflected in the above Summary Compensation Table; provided, however, Mr. Musselman must return to United his 2003 bonus if he leaves United prior to September 26, 2004. In addition, United has guaranteed Mr. Musselman a $1,000,000 gain based upon vesting of his 2003 SARs grant. If the gain calculated on the percentage of vested SARs exceeds the same percentage of the guaranty for 60 days, that portion of the guaranty becomes null and void. Also, the guaranty becomes null and void if Mr. Musselman voluntarily terminates his employment or United terminates him for cause. The agreement may be terminated with or without cause. If his employment is terminated without cause, Mr. Musselman will be entitled to receive a severance payment equal to 24-months salary or his salary to December 31, 2007, whichever is less, and the guaranty to the extent it exceeds the gain on his vested SARs.

Stock Option Plans and Other Compensatory Policies

1993 Stock Option Plan.    The 1993 Stock Option Plan expired June 1, 2003. Options outstanding prior to such date shall continue to be recognized, but no new grants of options may be made thereafter. At December 31, 2003, employees had options to purchase an aggregate of 10,745,692 shares of Class A common stock outstanding under the 1993 Stock Option Plan at exercise prices ranging from $4.1563 per share to $86.50 per share and options to purchase an aggregate of 3,000,000 shares of Class B common stock at exercise prices ranging from $4.75 per share to $5.00 per share.

Incentive Plan.    In August 2003, our Board adopted the Incentive Plan. Our stockholders approved the Plan in September 2003 and an amendment thereto in December 2003. The Plan was effective as of September 1, 2003 and will terminate on August 31, 2013. The Incentive Plan permits the grant of stock options, restricted stock awards, SARs, stock bonuses, stock units, and other grants of stock (collectively, “Awards”) covering up to 39,000,000 shares of Class A or Class B common stock. The number of shares increases on January 1 of each calendar year (beginning with calendar year 2004) during the duration of the Incentive Plan by 1% of the aggregate number of shares of Class A and Class B common stock outstanding on December 31 of the immediately preceding calendar year. No more than 5,000,000 shares of Class A and Class B common stock in the aggregate may be granted to a single participant during any calendar year, and no more than 3,000,000 shares may be issued under the Incentive Plan as Class B common stock. Employees, consultants, and non-employee directors of United and affiliated entities designated by the Board may receive Awards under the Incentive Plan, provided, however, that incentive stock options may not be granted to consultants or non-employee directors.

The Incentive Plan is generally administered by the Compensation Committee, which has discretion to determine the employees and consultants to whom Awards are granted, the number and type of shares subject to the Awards, where applicable, the exercise price of the Awards (which may be at, below, or above the fair market value of the Class A or Class B common stock on the date of grant), the period over which the Awards vest, the term of the Awards, and certain other provisions relating to the Awards. The Compensation Committee may, under certain circumstances, delegate to officers of United the authority to grant Awards to specified groups of employees and consultants. Our Board has the sole authority to grant Awards under the Incentive Plan to non-employee directors. At December 31, 2003, employees had received SARs based on 32,087,270 shares of Class A common stock at base prices ranging from $3.74 per share to $7.20 per share. In Fiscal 2004, such base prices were adjusted to a range from $2.87 to $6.33 as a result of our rights offering. Upon exercise of the SARs, we may pay the difference between the base price and the fair market value in cash, stock or a combination of cash and stock as we determine at time of exercise.

chello broadband Foundation Stock Option Plan.    chello broadband, an indirect subsidiary, adopted its Foundation Stock Option Plan (the “chello broadband Plan”) on June 23, 1999. Under the chello broadband Plan, chello’s board may grant stock options to employees subject to approval of chello broadband’s priority shareholders, at fair market value at the time of grant. To date, chello broadband has granted options for 550,000 ordinary shares under the chello broadband Plan of which options for 300,000 ordinary shares were outstanding at December 31, 2003, but were subsequently cancelled in January 2004. In addition, of the options for 250,000 ordinary shares that were exercised, certificates representing the economic value of a total of 119,466 unvested shares were cancelled and 88,541 vested shares have been sold to chello broadband. Options under the chello broadband Plan are granted at fair market value at the time of grant unless determined otherwise by chello’s board. All the shares underlying the chello broadband Plan are held by Stichting chello Foundation, a stock option foundation, which administers the chello broadband Plan. Each option represents the right to acquire from the foundation a certificate representing the economic value of one share.

All options are exercisable upon grant and for the next five years. In order to introduce the element of “vesting” of the options, the chello broadband Plan provides that, even though the options are exercisable upon grant, if exercised, the share certificates are subject to repurchase rights reduced by equal monthly amounts over a “vesting” period of 48 months following the date of grant. If the employee’s employment terminates other than in the case of death, disability or the like, all unvested share certificates must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date.

chello broadband Phantom Stock Option Plan.    The chello broadband—Phantom Stock Option Plan (the “chello broadband Phantom Plan”) expired June 1, 2003. Options outstanding prior to such date shall continue to be recognized, but no new grants of options may be made thereafter. The chello broadband Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of chello broadband and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradable shares of our Class A common stock or, if publicly traded, UPC ordinary shares A, or, if chello broadband’s shares are publicly traded, its freely tradable ordinary shares A. At December 31, 2003, options based on approximately 753,920 phantom shares remained outstanding. In September 2004, holders of these phantom options were offered SARs under our Incentive Plan of equal value for cancellation of such options.

United Latin America Stock Option Plan.    The ULA Stock Option Plan (the “ULA Plan”) expired June 1, 2003. Options outstanding prior to such date shall continue to be recognized, but no new grants of options may be made thereafter. Only phantom stock options have been granted. The phantom options give the holder the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and the option base price per share. Upon exercise and at the sole discretion of ULA, the options may be paid in cash or in shares of United’s Class A common stock, or, if publicly traded, shares of ULA common stock. If the employee’s employment terminates other than in the case of death, disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date. At December 31, 2003, options based on 654,739 shares were outstanding under the ULA Plan.

Severance Policy.    In connection with the Founders Transaction, we modified our severance policy for all employees generally and as to certain specified executive officers, including Michael T. Fries and Mark L. Schneider. With respect to such specified executive officers, the modified policy provides that in the event of a change of control or the closing of the Founders Transaction (the “Effective Date”), if prior to the one year anniversary of the Effective Date, the officer is terminated without cause, terminates for good reason or gives notice of termination for any reason prior to the 30th day preceding the first anniversary of the Effective Date, then United will pay a lump sum payment equal to (i) such officer’s monthly base salary times 36 minus the number of months from the Effective Date to the termination date, (ii) unpaid salary through the termination date, (iii) any bonus payable prorated to the termination date, and (iv) any accrued and unpaid vacation pay or other compensation benefits. In addition, any equity incentive awards granted prior to June 30, 2003, vest in full and will be exercisable until the third anniversary of the termination date. For a termination within one year following the closing of the Founders Transaction, any other equity incentive awards held by the officer on the Effective Date and granted more than 12 months prior to the date of termination will vest through the period ending on the second anniversary of such termination date and will be exercisable until the first anniversary of such termination date. For a termination related to any other change of control, all equity incentive awards held at that time will vest in full and will be exercisable until the third anniversary of the termination date. With respect to a termination of a specified executive officer without cause or by such officer for good reason unrelated to a change of control, United will pay such officer a lump sum payment equal to three months’ base salary for each year of employment up to a maximum of two years’ base salary. With respect to a termination by United of a specified executive officer without cause and unrelated to a change of control, any equity incentive awards granted more than 12 months prior to the termination date will vest through the period ending on the second anniversary of the date of termination and will be exercisable until the first anniversary of the date of termination. Notwithstanding the foregoing, no exercise of an equity incentive award may occur after the expiration date of such award. Also, any payment to be made and vesting of awards pursuant to our severance policy is subject to the officer signing a release and a covenant of non-compete for a term of 24 months.

Compensation of Directors

Until April 1, 2003, we compensated our outside directors at $500 per month and $1,000 per board and committee meeting attended ($500 for telephonic meetings). Commencing April 1, 2003, we compensate our outside directors at $20,000 per year and $1,500 per board and committee meeting attended ($750 for telephonic meetings). Directors who are also our employees or, as of January 5, 2004, employees of LMI receive no additional compensation for serving as directors. We reimburse all of our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board. In addition, prior to March 2003, under the Non-Employee Directors Stock Option Plan effective June 1, 1993 (the “1993 NED Plan”), each non-employee director received options for 20,000 shares of common stock upon the effective date of the 1993 NED Plan or upon election to the Board, as the case may be. Effective March 14, 2003, the Board terminated the 1993 NED Plan. Messrs. Bennett, Cole, Howard and Malone have each been granted options at fair market value under the 1993 NED Plan.

The non-employee directors also participate in the Non-Employee Director Stock Option Plan effective March 20, 1998 (the “1998 NED Plan”) and in the Incentive Plan. Pursuant to the 1998 Plan, Messrs. Cole and Malone have each been granted options to acquire an aggregate of 180,000 shares of Class A common stock and Messrs. Bennett and Howard have each been granted options for an aggregate of 80,000 shares of Class A common stock. All options under the 1998 Plan have been granted at the fair market value of the shares at the time of grant, except the options granted to Messrs. Bennett and Howard, which were granted at greater than fair market value at the time of grant. Pursuant to the Incentive Plan, on March 11, 2004, Messrs. Dick and Gould have each been granted options to acquire 100,000 shares of Class A common stock. Mr. Gould’s options were granted at the fair market value of the shares at the time of grant and Mr. Dick’s options were granted at less than fair market value at the time of grant. Additional participation in the 1998 NED Plan and the Incentive Plan is at the discretion of the Board.

There are no other arrangements whereby any of our directors received compensation for services as a director during Fiscal 2003 in addition to or in lieu of that specified by the aforementioned standard arrangement.

Compensation Committee Interlocks and Insider Participation

On January 5, 2004, our Board elected a new Compensation Committee consisting of Messrs. Bennett, Cole, Dick and Malone. Prior to that, the Compensation Committee had consisted of all outside directors of United. Each of such committee members is not and has not been an officer of United or any of its subsidiaries. None of our executive officers has served as a director or member of a compensation committee of another company that had an executive officer also serving as a director or member of the Compensation Committee.

Limitation of Liability and Indemnification

United’s Restated Certificate of Incorporation eliminates the personal liability of the directors to United and its stockholders for monetary damages for breach of the directors’ fiduciary duties in certain circumstances. The Restated Certificate of Incorporation and Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by law. We believe that such indemnification covers at least negligence and gross negligence on the part of indemnified parties.

In addition to the foregoing, we have entered into Indemnification Agreements with each of our directors, our named executive officers and certain other officers. Pursuant to such Agreements and as permitted by our Bylaws, we will indemnify any such person to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and settlements incurred as a result of being a party or threatened to be a party in a legal proceeding. Also, we will advance expenses if requested by the indemnitee. We are not, however, obligated to indemnify or advance expenses if it is determined that the indemnitee is not entitled to the same by a written opinion of the Board or independent counsel or other person appointed by the Board to make such determination.

Legal Proceedings

Except as stated below, during the past five years, neither the above-named executive officers nor any director or director nominee of United has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

On March 28, 2001, an involuntary petition under Chapter 7 of the U.S. Bankruptcy Code was filed against Formus in the United States Bankruptcy Court for the District of Colorado. Bernard G. Dvorak, a director nominee, was a director and the Chief Executive Officer of Formus until June 2002.

On March 29, 2002, United Australia/Pacific, Inc. (“UAP”) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of New York. Frederick G. Westerman III is a director and President of UAP. Until February 11, 2002, Michael T. Fries was a director and the President of UAP and until November 14, 2001, Gene W. Schneider was a director and Chief Executive Officer of UAP. The plan of reorganization was implemented and in June 2003, the Court terminated the bankruptcy proceeding.

On December 3, 2002, UPC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, together with a pre-negotiated plan of reorganization, in the United States District Court of the Southern District of New York. In conjunction with such filing, also on December 3, 2002, UPC commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law with the filing of a proposed plan of compulsory composition or the “Akkoord” with the Amsterdam Court (Rechtbank) under the Dutch Faillissementswet. Until September 2003, Michael T. Fries, John P. Cole, Jr. and John W. Dick were Supervisory Directors of UPC and Gene W. Schneider was an advisor to UPC’s Supervisory Board. The plan of reorganization and the Akkord were implemented in September 2003, and the bankruptcy proceeding has terminated.

On January 12, 2004, Old UGC filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Court for the Southern District of New York. Old UGC filed such action as part of a restructuring agreement with IDT United, Inc. (“IDT United”). Frederick G. Westerman III is a director and President of Old UGC. Until August 2003, Michael T. Fries was President and Chief Operating Officer of Old UGC and Gene W. Schneider was Chief Executive Officer of Old UGC. Also, until September 2003, Mark L. Schneider was an executive officer of Old UGC.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and certain of our officers, and persons holding more than ten percent of our Class A common stock are required to file forms reporting their beneficial ownership of our Class A common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us with copies of all forms so filed.

Based solely upon a review of copies of filed Forms 3, 4, and 5 and amendments thereto furnished to us, we believe that during the year ended December 31, 2003, our executive officers, directors and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except for the following: Valerie L. Cover, Albert M. Carollo, a former director and greater than 10% beneficial owner, Albert & Carolyn Co., a former greater than 10% beneficial owner, and John B. Carollo, a former greater than 10% beneficial owner, each filed a Form 4 late reporting the acquisition of Class A common stock in the UGC Europe merger. Michael T. Fries on a Form 4, Mark L. Schneider on a Form 4 and Ellen P. Spangler, a former reporting officer, on a Form 5, each filed a form reporting late the receipt of United SARs in substitution of UGC Europe SARs. Tina M. Wildes, a former director, filed a Form 4 reporting late the receipt of SARs by her spouse. The GWS Trust and its predecessor, both former greater than 10% beneficial owners, filed late on a Form 3 and a Form 4, respectively, the transaction transferring share ownership between them and The GWS Trust filed on Form 4 late on the subsequent sale of such shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that United specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

The Compensation Committee of the Board of Directors is responsible for structuring and implementing United’s executive compensation program and for reviewing compensation paid to certain key management personnel. The Committee also administers the Employee Plan and the Incentive Plan.

United’s compensation philosophy is based on the belief that the executive’s compensation package should reflect both personal performance and be linked to stockholder return on investment as reflected in the appreciation in the price of United’s Common Stock. In applying this philosophy, the Committee has implemented a compensation policy that seeks to attract and retain superior executives and to align the financial interests of United’s senior executives with those of its stockholders. United attempts to realize these goals by combining a competitive base salary to its executive officers and senior management with the grant of equity-based incentives commensurate with their performance and level of responsibility.

Base Salary

The Committee believes base salary levels of its executive officers should be competitive. The Committee reviews and determines the base salaries for United’s executive officers and other senior management every 12 to 16 months. The Chief Executive Officer submits a recommendation to the Committee for all executive officers, excluding himself, for approval. The recommendation is based largely on the subjective assessment of the executives’ experience, performance, level of responsibility and length of service with United, but also reflects the base salary paid to executives and other senior management recently hired by United relative to the salary of those whose compensation is being reviewed. The Committee determines and approves the base salary for the Chief Executive Officer as discussed further below.

The Chief Executive Officer explains the factors on which his recommendation is based, discusses the responsibilities and performance of the persons whose compensation is being reviewed and responds to inquiries from the Committee. During the year ended December 31, 2003, the Committee undertook a review of the compensation paid to its named executive officers and other key management. Based on such review and the recommendation of the Chief Executive Officer, the Committee then established new salary levels for certain of its named executive officers, other than the Chief Executive Officer. The Committee believes such new salary levels reflect the responsibilities of such officers and are necessary to retain such officers based on the salaries paid to officers in comparable positions in telecommunications companies.

Equity-Based Incentives

To make its overall compensation package for executive officers and other senior management competitive with other companies in the telecommunications industry, United awards stock options based on the same criteria as used to determine salaries. The Board believes that reliance upon such incentives is appropriate because they foster a long-term commitment to United and encourage employees to seek to improve the long-term appreciation in the market price of United’s Class A common stock.

Until June 1, 2003, equity-based incentives were provided to United’s executives and key employees through the Employee Plan. In general, executive officers and other employees are eligible for grants of stock options upon their employment by United. Options are typically granted at the fair market value of the Class A common stock on the date of grant and options typically vest over a period of four years. Following the approval of the Incentive Plan by stockholders in 2003, equity-based incentives have been provided to United’s executives and key employees through the Incentive Plan. In general, executive officers and other employees are eligible for incentive grants upon their employment with United. Typically the Committee has granted these incentives as SARs based on the fair market value of the Class common stock on the date of grant and the SARs typically vest in equal annual portions over a period of five years. During the year ended December 31, 2003, the Committee granted SARs based on an aggregate of 9,055,000 shares of Class A common stock to four of the named executive offers, not including the Chief Executive Officer. When the SARs are exercised, the Committee may pay the difference between the base price and the fair market value in cash or stock or a combination thereof.

The Committee believes such grants are in the best interest of United and are consistent with its philosophy of providing equity-based incentives to retain talented management and to encourage such management to improve the long-term appreciation of United’s Class A common stock. The Committee based its grants for the year ended December 31, 2003, in part, upon the level of the executive or other key employees’ responsibilities and contributions they have made to United’s financial and strategic objectives.

Bonuses

United does not have a bonus plan for its named executive officers. From time to time, however, the Chief Executive Officer may recommend and the Committee may consider and approve bonuses for any one or more of the officers in certain instances. In 2003, the Committee approved bonuses to Mr. Fries and Mr. M. Schneider in connection with the foreclosure of their loans by United. See “Certain Transaction—Company Loans Following Margin Calls”. The other bonuses paid to Mr. Bracken and Mr. Musselman were made pursuant to written agreements. See “Management—Agreements with Executive Officers”.

Fiscal 2003 Compensation for Chief Executive Officer

The executive compensation policy described above is applied in establishing the base salary for United’s Chief Executive Officer. During Fiscal 2003, the Committee decided to maintain the base salary of Gene W. Schneider, then the Chief Executive Officer. The Committee believes that his salary is reasonable based on the size of United. Such salary is at a level slightly higher than that of the other most highly compensated executive officers of United. The base salary bears no specific relationship to United’s performance during the year ended December 31, 2003.

Other Matters

Under Section 162(m) of the Code, United may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer of United or any one of the other four highest paid executive officers who were employed by United on the last day of the taxable year. However, certain “performance-based compensation”, the material terms of which are disclosed to and approved by United’s stockholders, is not subject to this limitation on deductibility. United has structured the Employee Plan and the Incentive Plan with the intention that compensation with respect to options would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. Compensation attributable to other Awards under the Incentive Plan may or may not qualify for the performance-based compensation exception, depending upon the specific terms of each Award.

COMPENSATION COMMITTEE

Robert R. Bennett

John P. Cole

John W. Dick

John Malone

Stockholder Return Performance Graph

The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that United specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) on United’s Class A common stock with the Nasdaq Composite Index (U.S. & Foreign) and a peer group of companies based on the Nasdaq Telecommunications Stocks Index (the “Nasdaq Telecom”). The graph assumes that the value of the investment in United’s Class A common stock and each index was $100 on January 30, 2002, the date on which the merger transaction with LMC closed. United has not paid any cash dividends on its Class A common stock and does not expect to pay dividends for the foreseeable future. The stockholder return performance graph below is not necessarily indicative of future performance.

Value of $100 invested on 1/30/02

Analysis

	1/30/02	12/31/02	12/31/03
UnitedGlobalCom, Inc.	$100.00	$51.61	$182.37
Nasdaq Telecom	$100.00	$55.04	$91.53
Nasdaq Composite (US & Foreign)	$100.00	$70.13	$105.79

CERTAIN TRANSACTIONS

Transactions with LMC and LMI

Standstill Agreement

LMC entered into a new standstill agreement with us prior to the consummation of the Founders Transaction. Such standstill agreement replaced a standstill agreement that LMC and we entered into at the closing of the 2002 merger transaction. Pursuant to the new standstill agreement, LMC has agreed, and has agreed to cause its controlled affiliates, not to acquire additional shares of our common stock if immediately after giving effect to such acquisition their ownership of us would exceed 90% of all of our common stock then outstanding, which we refer to as a “triggering acquisition”, unless before or promptly following the triggering acquisition, or in connection therewith, LMC commences or causes to be commenced a transaction that involves an offer to acquire or that results in the acquisition of all of the outstanding shares of our common stock that are held by persons not affiliated with LMC, which transaction may be a tender offer, exchange offer, merger or other transaction at LMC’s election and which we refer to as a “buyout transaction”. A buyout transaction may be effected by means of a short-form merger of a parent and subsidiary as contemplated by Section 253 of the Delaware General Corporation Law (or its equivalent under the law of any other jurisdiction) with respect to which statutory appraisal rights are available to holders of minority interests, or a “short-form merger”. If a buyout transaction is to be effected otherwise than pursuant to a short-form merger, and a majority of our independent directors have voted against approval or recommended against acceptance of such buyout transaction, LMC may, but is not required to, proceed with the buyout transaction only if the value of the consideration to be paid per share in such buyout transaction, at the time such buyout transaction is approved or allowed to proceed, is not less than a fair price for our common stock as determined pursuant to an independent appraisal process set forth in the new standstill agreement. LMC has agreed not to effect a direct or indirect transfer of shares of our common stock representing control of us to any person or group unless the person who, after giving effect to such transfer, will control us undertakes to become a party to the new standstill agreement. Upon delivery of such an undertaking, LMC will be released of all obligations under the new standstill agreement. Under the terms of this new standstill agreement, we continue to permit LMC and its affiliates, upon request, to exchange any shares of our Class A common stock owned by them for shares of our Class C common stock, or, following the conversion of our Class C common stock, our Class B common stock, on a one-for-one basis.

On May 21, 2004, LMC contributed substantially all of its shares in our Common Stock to LMI, which at that time was a wholly-owned subsidiary of LMC. On June 7, 2004, LMC distributed all of the capital stock of LMI to LMC’s stockholders in a spin-off. Pursuant to an Assignment and Assumption Agreement between LMC and LMI, dated May 21, 2004, LMC assigned to LMI all of LMC’s rights and obligations with respect to the standstill agreement between us and LMC.

LMC

John C. Malone beneficially owns shares of LMC common stock representing approximately 30% of LMC’s voting power and beneficially owns shares of LMI common stock which may represent up to approximately 33% of LMI’s voting power, assuming the exercise in full of certain compensatory options to acquire shares of LMI Series B common stock granted to Mr. Malone at the time of the spin off. By virtue of Mr. Malone’s voting power in LMC and LMI, as well as his position as Chairman of LMC and positions as Chairman of the Board, President and Chief Executive Officer of LMI, LMC may be deemed an affiliate of LMI and us.

Services Agreement

At the closing of the LMC spin-off of LMI, LMI and we entered into a services agreement. The services agreement sets forth the terms and provisions concerning us providing payroll, payroll-related services and certain welfare benefit plans to employees of LMI and concerning LMI providing tax and accounting services to us when requested from time to time. For the services we provide, LMI will pay us an annual fee of $20,000, plus reimbursement of expenses. For the services LMI provides us, we will pay LMI a pro rata portion of the costs and expenses incurred by LMI. LMI and we are currently considering an amendment to this agreement to include other services shared by LMI and us.

Stockholders Agreement

At the closing of the 2002 merger transaction with LMC, Liberty Global, Inc., together with their permitted transferees, the Founders, together with their permitted transferors, and we entered into a stockholders agreement. The stockholders agreement sets forth the terms and provisions concerning LMC’s right to convert its Class C and any Class B common stock, rights of first offer upon any transfer by LMC, permitted transfers, tag-along rights for LMC and drag-along rights for the Founders. Upon closing of the share exchange agreement between LMC and the Founders, the stockholders agreement was terminated, except as set forth in “Standstill Agreement” above.

Loan Transactions

Prior to the LMC merger on January 30, 2002, we acquired from LMC $751.2 million aggregate principal amount at maturity of the senior notes of Old UGC, as well as all of LMC’s interest in IDT United. The purchase price for the senior notes and LMC’s interest in IDT United was:

•	our assumption of approximately $304.6 million of indebtedness owed by LMC to Old UGC (due January 30, 2004); and

•	cash in the amount of approximately $143.9 million.

On January 30, 2002, LBTW I, Inc., a subsidiary of LMC, loaned United Programming Argentina II, Inc. (“United Argentina”) $17,270,537, of which $2,302,800 was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, LBTW I, Inc. loaned United Argentina an additional $2,082,000, $6,696,000, $34,759,200, $36,417,600 and $5,502,520, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002, February 5, 2002 and February 28, 2002, respectively. We have used the proceeds of these loans to purchase additional shares of preferred stock and convertible promissory notes issued by IDT United. These notes to LBTW I, Inc. accrue interest at 8.0% annually, compounded and payable quarterly, and each note originally matured on its first anniversary. Pursuant to a loan deferral agreement dated January 28, 2003, LMC agreed to extend for one year the maturity of that portion of the principal of these loans to us that equals the amount we pay to purchase New UPC, Inc. common stock or UPC assets, if any, as part of UPC’s restructuring. On April 9, 2003 we purchased $107.2 million of UPC assets. No interest on these loans is deferred by this loan deferral agreement.

In connection with the Founders Transaction, LMC extended the maturity date of the $102.7 million of notes until January 2009. The other current terms of the notes remained unchanged. Subsequently, LMC exercised its preemptive rights to acquire additional shares of Class A common stock and the purchase price for the shares acquired by LMC was paid first from the cancellation of the $102.7 million of notes and with the remainder paid in cash. See “—Exercise of Preemptive Rights”.

April 2003 Stock Exchange

On April 14, 2003, we issued 426,360 shares of our Class A common stock in a private transaction pursuant to a securities purchase agreement, dated April 8, 2003, between us and Liberty International B-L LLC, a majority-owned indirect subsidiary of LMC. In consideration for the 426,360 shares of our Class A common stock we acquired 2,122 preference shares A of UPC, nominal value €1.00 per share and associated warrants to purchase 971,118 ordinary shares A of UPC, nominal value €1.00 per share, at an exercise price of €42.546 per ordinary share. On April 8, 2003 and April 14, 2003, the closing price for our Class A common stock as reported on the Nasdaq National Market was $3.46 per share and $3.68 per share, respectively, making the value of the transaction approximately $1.5 million as of the contract date. At the time of the transaction, there was no public market for the UPC preference shares or warrants, both of which have since been cancelled through the UPC restructuring in exchange for shares of UGC Europe common stock. We issued shares of our Class A common stock in exchange for UPC preference shares A in similar transactions with non-affiliated third parties. The transaction with Liberty International B-L was no less favorable to us than these third-party transactions.

Exercise of Preemptive Rights

Pursuant to the terms of the standstill agreement, if we propose to issue any of our Class A common stock or rights to acquire our Class A common stock, LMC has the right, but not the obligation, to purchase a portion of such issuance sufficient to maintain its then existing equity percentage in us on terms at least as favorable as those given to any third party purchasers. This preemptive right does not apply to (i) the issuance of our Class A common stock or rights to acquire our Class A common stock in connection with the acquisition of a business from a third party not affiliated with us or any founder that is directly related to our and our subsidiaries’ existing business, (ii) the issuance of options to acquire our Class A common stock to employees pursuant to employee benefit plans approved by our board (such options and all shares issued pursuant thereto not to exceed 10% of our outstanding common stock), (iii) equity securities issued as a dividend on all equity securities or upon a subdivision or combination of all outstanding equity securities, or (iv) equity securities issued upon the exercise of rights outstanding as of the closing of the merger or as to the issuance of which LMC had the right to exercise preemptive rights. Based on the foregoing provisions, in January 2004, LMC exercised its preemptive right based on shares of Class A common stock issued by us to acquire UGC Europe. As a result, LMC acquired an additional 18,293,539 shares of Class A common stock at $7.6929 per share. LMC paid for the shares through the cancellation of $102.7 million of notes we owed LMC and the balance in cash. In addition, in February 2004, LMC exercised its preemptive right based on shares of Class A common stock issued by us in connection with the bankruptcy proceedings of UPC Polska and, as a result, acquired an additional 2,413,355 shares of Class A common stock in March 2004. Also in March 2004, we notified LMC of its preemptive right based on shares of Class A common stock issued by us in the settlement with ICF Party; however, LMC elected not to exercise this right.

Lease

In 2003, LMC and our indirect subsidiary chello broadband have a lease arrangement whereby LMC subleases office space in the United Kingdom. LMC has paid chello broadband approximately $77,730 in 2003 for the leased premises, and in 2004 will pay chello broadband approximately $53,602 for the leased premises. The sublease is subject to the lease of chello broadband for such premises but may be terminated upon the earlier of January 2005 or at any time by either party upon two weeks notice. In addition, LMC leased from chello broadband additional office space on a temporary basis for four months in 2004. LMC will pay chello broadband an additional approximately $4,400 per month for the four-month period. The foregoing lease amounts are based on actual costs and all services and goods are recharged to LMC at cost.

Commercial Agreements

In the ordinary course of business, we acquire programming from various vendors, including Discovery Communications, Inc. (“Discovery”), Pramer S.C.A. (“Pramer”), and Torneos y Competencias, S.A. (“TyC”). LMC has a 50% equity interest in Discovery and LMI has a 40% equity interest in TyC. Pramer is an indirect wholly-owned subsidiary of LMI. Our subsidiary, VTR GlobalCom S.A. (“VTR”), has programming agreements with Discovery, TyC and Pramer. The cost of the Discovery agreements with VTR is approximately $3.3 million per year and the cost of the TyC and Pramer agreements with VTR is approximately $0.85 million. UGC Europe has programming agreements with Discovery and the cost of these agreements is approximately $9.8 million per year. All of the agreements have a fixed term with maturities ranging from August 2004 to year-end 2006, however, most of the agreements will automatically renew for an additional year unless terminated upon prior notice. In addition to the programming agreements, UGC Europe paid OpenTV Corp., in which LMC has a 31% equity interest, approximately $185,000 for certain interactive television services in 2003. Also, in 2004 we entered into an agreement with OpenTV for the delivery of middle ware for digital set-top boxes in France. In addition, a majority-owned subsidiary of LMC and we are joint venture partners in Xtra Music Ltd., which supplies digital music content in The Netherlands, Austria, Norway and Sweden, including to our subscribers. From time to time we incur charges from LMC or LMI, or provide services for LMC or LMI, in the ordinary course of business. See “Services Agreement” above.

Company Loans Following Margin Calls

We have encouraged ownership of our common stock by our employee directors. In 2000 and 2001, as the price of Old UGC’s and UPC’s common stock declined along with the stock prices of other participants in our industry, certain third-party lenders issued margin calls to employee directors who had used their Old UGC or UPC common stock as collateral for personal loans. Sales of common stock in connection with these margin calls would have involved substantially all of the Old UGC and UPC common stock held by these directors. The Board of Directors determined that it was in the best interest of Old UGC and its stockholders to make the loans described below so that the employee directors could retain their stock. The terms of the loans were based on a good faith assessment by the Board of Directors of the market value of the collateral at the time the loans were made. At the time of the loans, the shares subject to margin calls included all or a portion of 188,792 shares of Old UGC Class A common stock, 672,316 shares of Old UGC Class B common stock and 735,094 ordinary shares of UPC, representing approximately 1.0% of the outstanding Class A common stock of Old UGC (assuming the conversion of the Class B shares to Class A shares) and less than 1.0% of the outstanding ordinary shares of UPC, respectively. The Old UGC Board of Directors believed their approval of these loans would permit our employee directors to retain their shares. Except to the extent permitted by the Sarbanes-Oxley Act of 2002 and other applicable law, we will not make further loans or modify the terms of existing loans, to our directors and executive officers.

Each loan to current employee directors was evidenced by a promissory note and secured by certain outstanding stock options and phantom stock options issued by United and its subsidiaries (other than ULA) to the borrower, and certain of the loans were also secured by an aggregate of 188,792 shares of Class A common stock and 672,316 shares of Class B common stock of United held by the director borrowers. Such shares represent less than 1.0% of the outstanding Class A common stock of United (assuming the conversion of Class B shares to Class A shares). Initially the loans were recourse to the borrower, however, in April 2001, the Board approved revising the loans to be non-recourse to the borrower, except to the extent of any collateral under the notes. The loans bore interest at 90-day LIBOR plus either (i) 2.5% if the value of the collateral equals or exceeds 200% of the outstanding loan balance or (ii) 3.5%. The directors subject to margin calls recused themselves from the Board of Directors’ consideration of these transactions.

On January 22, 2003, we gave notice to two employee directors of foreclosure on all of the collateral securing their loans, which loans had an outstanding balance on such date, including interest, of approximately $8.8 million. Such collateral included 861,108 shares of our Class A and Class B common stock with a value on such date of approximately $2.2 million and 999,138 vested options to purchase shares of United with a value of approximately $400,000. In addition, the collateral included 1,710,418 unvested options to purchase shares of our Class A common stock which were cancelled, of which 1,543,750 have an exercise price of $1.40, and the remainder had an exercise price above the then current market price. The disinterested members of our Board authorized United to pay such employee directors a bonus in the aggregate amount of approximately $1.7 million, which United estimated would be sufficient to pay the taxes resulting from the foreclosure and the bonus.

Fries Loans

Old UGC loaned an aggregate of $417,067 to Michael T. Fries, and an aggregate of $2,759,965 to the Fries Family Partnership LLLP, a partnership that benefits Mr. Fries and his family (the “Fries Partnership”). Mr. Fries guaranteed the loans to the Fries Partnership. The loans were secured by certain outstanding stock options and phantom stock options issued by us and our subsidiaries (other than ULA) to Mr. Fries, plus 6,000 shares of our Class A common stock owned by Mr. Fries and 140,792 shares of our Class A common stock and 91,580 shares of our Class B common stock owned by the Fries Partnership. The pledged shares represented less than 1.0% of our outstanding Class A common stock (assuming the conversion of Class B shares to Class A shares).

On January 22, 2003, we gave notice to Mr. Fries of foreclosure on all of the collateral securing his loans and the Fries Partnership loans. At the time of foreclosure, on January 27, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $3,519,168 for Mr. Fries and the Fries Partnership and the market value of the collateral was $687,743. In addition, the collateral included 794,792 unvested options to purchase shares of our Class A common stock which were cancelled, of which 771,875 had an exercise price of $1.40, and the remainder had an exercise price above the then current market price. The disinterested members of our Board authorized United to pay Mr. Fries a bonus in the aggregate amount of approximately $1.2 million, which United estimated would be sufficient to pay the taxes resulting from the foreclosure and the bonus.

Mark Schneider Loans

Old UGC loaned an aggregate of $1,441,667 to Mark L. Schneider. These loans were secured by certain outstanding stock options and phantom options issued by us and our subsidiaries to Mr. Schneider, plus 42,000 shares of our Class A common stock and 170,736 shares of our Class B common stock. The pledged shares represented less than 1.0% of our outstanding Class A common stock (assuming the conversion of Class B shares to Class A shares).

On January 22, 2003, we gave notice to Mr. Schneider of foreclosure on all of the collateral securing his loans. At the time of foreclosure, on January 28, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $1,619,600 and the market value of the collateral was $570,448. In addition, the collateral included 915,626 unvested options to purchase shares of our Class A common stock, which were cancelled, of which 771,875 had an exercise price of $1.40, and the remainder had an exercise price above the then current market price. The disinterested members of Board authorized United to pay Mr. Schneider a bonus in the aggregate amount of approximately $0.5 million, which United estimated would be sufficient to pay the taxes resulting from the foreclosure and the bonus.

MLS Partnership Loans

Old UGC loaned an aggregate of $3,265,904 to The MLS Family Partnership LLLP, a partnership that benefits Mr. Mark Schneider and his family (the “MLS Partnership”). A trust serves as the general partner of the MLS Partnership, and Gene W. Schneider and John F. Riordan serve as trustees of the trust. Mr. Mark Schneider guaranteed the loans to the MLS Partnership. These loans were secured by certain outstanding stock options and phantom options issued by us and our subsidiaries to Mr. Schneider, plus 410,000 shares of our Class B common stock. The pledged shares represented less than 1.0% of our outstanding Class A common stock (assuming the conversion of Class B shares to Class A shares).

On January 22, 2003, we gave notice to the MLS Partnership and Mr. Mark Schneider, as guarantor, of foreclosure on all the collateral securing the MLS Partnership loans. At the time of the foreclosure on January 28, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $3,668,988 and the market value of the collateral was $963,500.

Mark L. Schneider Transaction

In 1999, chello broadband loaned Mr. Schneider €2,268,901 so that he could acquire certificates evidencing the economic value of stock options granted to Mr. Schneider in 1999 for chello broadband ordinary shares B. In 2000, Mr. Schneider exercised chello broadband options through the sale of the certificates acquired with the loan proceeds. Of the funds received, €823,824 was withheld for payment of the portion of the loan associated with the options exercised and related imputed tax. In addition, chello broadband cancelled the unvested options and related loan amount in May 2003. The outstanding loan balance of € 381,112 became due and payable on August 3, 2004. chello broadband has demanded payment.

Gene W. Schneider Transaction

In 2001, Old UGC’s board of directors approved a “split-dollar” policy on the lives of Gene W. Schneider and his spouse for $30 million. Old UGC agreed to pay an annual premium of approximately $1.8 million for this policy, which has a roll-out period of approximately 15 years. Old UGC’s board of directors believed that this policy was a reasonable addition to Mr. Schneider’s compensation package in view of his many years of service to the company. Following the enactment of the Sarbanes-Oxley Act of 2002, no additional premiums have been paid by Old UGC. The policy is being continued by payments made out of the cash surrender value of the policy. In the event the law is subsequently clarified to permit Old UGC to again make the premium payments on the policy, Old UGC will pay the premiums annually until the first to occur of the death of both insureds, the lapse of the roll-out period, or at such time as The Gene W. Schneider Trust (the “2001 Trust”) fails to make its contribution to Old UGC for the premiums due on the policy. The 2001 Trust is the sole owner and beneficiary of the policy, but has assigned to Old UGC policy benefits in the amount of premiums paid by Old UGC. The Trust will contribute to Old UGC an amount equal to the annual economic benefit provided by the policy. The trustees of the Trust are the children of Mr. Schneider. Upon termination of the policy, Old UGC will recoup the premiums that it has paid.

Gene W. Schneider Employment Agreement

In connection with the closing in January 2004 of the Founders Transaction on January 5, 2004, we entered into a five-year employment agreement with Mr. Gene W. Schneider. Pursuant to the employment agreement, Mr. Schneider will continue to serve as the non-executive chairman of our Board for so long as requested by our Board, and is subject to a five year non-competition obligation (regardless of when his employment under the employment agreement is terminated). In exchange, Mr. Schneider shall receive an annual base salary of not less than his current base salary, is eligible to participate in all welfare benefit plans or programs covering United’s senior executives generally, and is entitled to receive certain additional fringe benefits with an aggregate value of not more than $50,000 per year. The employment agreement terminates upon Mr. Schneider’s death. He may be terminated by us for certain disabilities and for cause. Mr. Schneider may terminate the employment agreement for any reason on thirty days notice to United. If the employment agreement is terminated for death or disability, we shall make certain payments to Mr. Schneider or his personal representatives, as appropriate, for his annual based salary accrued through the termination date, the amount of any annual base salary that would have accrued from the termination date through the end of the employment period had Mr. Schneider’s employment continued through the end of the five year term, and compensation previously deferred by Mr. Schneider, if any, but not paid to him. Certain stock options and other equity-based incentives granted to Mr. Schneider shall remain exercisable until the third anniversary of the termination date (but not beyond the term of the award) and, during a period of disability, Mr. Schneider shall receive certain benefits from United. Upon Mr. Schneider’s election to terminate the employment agreement early, he is entitled to certain payments from us. If the employment agreement is terminated for cause by us, we have no further obligations to Mr. Schneider under the agreement, except with respect to certain compensation accrued through the date of termination and compensation previously deferred by Mr. Schneider, if any. To date Mr. Schneider has not deferred any compensation.

Merger Transaction Loans

When Old UGC issued shares of its Series E preferred stock in connection with the merger transaction with LMC, each of Curtis Rochelle (a former director), Albert M. Carollo (a former director), Gene W. Schneider and Mark L. Schneider delivered full-recourse promissory notes to Old UGC in the amount of $748,500 in partial payment of their subscriptions for the Series E preferred stock. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007 if no demand has by then been made. As of March 1, 2004, the aggregate outstanding balance of all these loans, including accrued interest, was $3,372,949.

On May 14, 2002, these Founders exchanged their shares in Old UGC for shares of United, giving us 100% control of Old UGC. Notwithstanding the exchange, the foregoing loans remain outstanding.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the 2005 annual meeting of stockholders must be received by United on or before June 27, 2005, to be considered for inclusion in the proxy materials of United relating to such meeting. Materials received after this date will be considered untimely.

OTHER BUSINESS

It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE ORDER OF THE BOARD OF DIRECTORS

Ellen P. Spangler

Senior Vice President

Business and Legal Affairs, and Secretary

Denver, Colorado

October 18, 2004

CLASS A COMMON STOCK	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted For the Proposals stated below.

			FOR	AGAINST	ABSTAIN
PROPOSAL 1: Election of Directors		Proposal 2: Approval of amendment to increase number of shares of common stock reserved for Equity Incentive Plan by 20,000,000.	☐	☐	☐
FOR all Nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	Proposal 3: Ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees: 01 Robert R. Bennett, 02 Bernard G. Dvorak and 03 David B. Koff		In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

(Instructions: To withhold authority for any individual nominee, strike a line through the nominee’s name listed above. Your shares will be cast FOR the other nominees.)		PLEASE SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS, MERELY SIGN BELOW, NO BOXES NEED TO BE CHECKED.

Signature	Signature	Date

Please sign exactly as name appears above. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/ucoma Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNITEDGLOBALCOM, INC.

CLASS A COMMON STOCK

Proxy for Annual Meeting of Stockholders to be held on November 15, 2004

The undersigned hereby appoints Michael T. Fries, Ellen P. Spangler and Frederick G. Westerman III or any one of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the “Meeting”) of Stockholders of UNITEDGLOBALCOM, INC. (the “Company”) to be held on November 15, 2004, and at any adjournments or postponements thereof, and to vote thereat all the shares of Class A Common Stock of the Company held of record by the undersigned at the close of business on September 28, 2004, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS PROPOSAL AND THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL AND THE AUDITORS PROPOSAL. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

This proxy revokes all proxies with respect to the Meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Meeting is hereby acknowledged.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your United GlobalCom, Inc. account online.

Access your United GlobalCom, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for United GlobalCom, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

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